Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

December 13, 2021

by and among

SPRING VALLEY ACQUISITION CORP.,

SPRING VALLEY MERGER SUB, LLC,

and

NUSCALE POWER, LLC

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS		2
1.01	Definitions	2
1.02	Construction	20
Article II THE CONTRIBUTION & MERGER; CLOSING		20
2.01	The Contribution	20
2.02	The Merger	20
2.03	Effects of the Merger	21
2.04	Closing	21
2.05	Organizational Documents of the Company and Acquiror	21
2.06	Directors and Officers of the Companies	22
2.07	Redomicile and Recapitalization	23
2.08	Sponsor Forfeiture	24
Article III EFFECTS OF THE MERGER		24
3.01	Effect on Company Units	24
3.02	Equitable Adjustments	25
3.03	Treatment of Company Options and Company Unit Appreciation Rights	25
3.04	Withholding	26
3.05	Cash in Lieu of Fractional Shares	27
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		27
4.01	Organization, Standing and Corporate Power	27
4.02	Corporate Authority; Approval; Non-Contravention	28
4.03	Governmental Approvals	28
4.04	Capitalization	29
4.05	Financial Statements; Internal Controls	30
4.06	Compliance with Laws	31
4.07	Absence of Certain Changes or Events	32
4.08	No Undisclosed Liabilities	32
4.09	Information Supplied	32
4.10	Litigation	32
4.11	Contracts	33
4.12	Employee Benefits	36
4.13	Labor and Employment	37

i

4.14	Taxes	39
4.15	Intellectual Property	40
4.16	Data Protection	42
4.17	Information Technology	42
4.18	Real Property	43
4.19	Corrupt Practices; Sanctions	44
4.20	Insurance	45
4.21	Competition and Trade Regulation	45
4.22	Environmental Matters	46
4.23	Customers and Suppliers	46
4.24	Brokers	47
4.25	U.S. Nuclear Regulatory Matters	47
4.26	Affiliate Agreements	47
4.27	No Other Representations or Warranties	47
Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		48
5.01	Organization, Standing and Corporate Power	48
5.02	Corporate Authority; Approval; Non-Contravention; Government Approvals	48
5.03	Compliance with Laws	49
5.04	Employee Benefit Plans	50
5.05	Financial Ability; Trust Account	50
5.06	Taxes	51
5.07	Brokers	52
5.08	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	53
5.09	Business Activities; Absence of Changes	54
5.10	Information Supplied; Registration Statement	55
5.11	Litigation	56
5.12	No Outside Reliance	56
5.13	Capitalization	56
5.14	NASDAQ Stock Market Quotation	57
5.15	Affiliate Agreements	58
5.16	Corrupt Practice	58
5.17	PIPE Investment Amount; Subscription Agreements	59
5.18	No Other Representations or Warranties	59

ii

Article VI COVENANTS OF THE COMPANY		60
6.01	Conduct of Business	60
6.02	Inspection	64
6.03	HSR Act and Regulatory Approvals	64
6.04	No Claim Against the Trust Account	65
6.05	Proxy Solicitation; Other Actions	66
6.06	Non-Solicitation	67
6.07	Cooperation under the Credit Documents	68
Article VII COVENANTS OF ACQUIROR		68
7.01	HSR Act and Regulatory Approvals	68
7.02	Indemnification and Insurance	70
7.03	Conduct of Acquiror During the Interim Period	71
7.04	Trust Account	73
7.05	Inspection	73
7.06	Acquiror NASDAQ Listing	73
7.07	Acquiror Public Filings	73
7.08	Financing	74
7.09	Additional Insurance Matters	75
7.10	Director and Officer Appointments	75
7.11	Exclusivity	75
7.12	Redomicile	75
7.13	Acquiror Transaction Expenses	76
Article VIII JOINT COVENANTS		76
8.01	Support of Transaction	76
8.02	Preparation of Registration Statement; Special Meeting; Solicitation of Company Unitholder Approvals	76
8.03	Tax Matters	79
8.04	Confidentiality; Publicity	81
8.05	Post-Closing Cooperation; Further Assurances	82
Article IX CONDITIONS TO OBLIGATIONS		82
9.01	Conditions to Obligations of All Parties	82
9.02	Additional Conditions to Obligations of Acquiror	83
9.03	Additional Conditions to the Obligations of the Company	84

Article X TERMINATION/EFFECTIVENESS		85
10.01	Termination	85

iii

10.02	Effect of Termination	86
Article XI MISCELLANEOUS		87
11.01	Waiver	87
11.02	Notices	87
11.03	Assignment	88
11.04	Rights of Third Parties	88
11.05	Expenses	88
11.06	Governing Law	89
11.07	Captions; Counterparts	89
11.08	Schedules and Exhibits	89
11.09	Entire Agreement	89
11.10	Amendments	90
11.11	Severability	90
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	90
11.13	Enforcement	91
11.14	Non-Recourse	91
11.15	Non-survival of Representations, Warranties and Covenants	91
11.16	Acknowledgements	92

Exhibits

Exhibit A – Form of Subscription Agreement
Exhibit B – Form of Support Agreements

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Lock-Up Agreement

Exhibit E – Form of Certificate of Incorporation of Acquiror

Exhibit F – Form of Bylaws of Acquiror

Exhibit G – Form of Tax Receivable Agreement

Exhibit H – Form of Amended and Restated Limited Liability Company Agreement

iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of December 13, 2021, is entered into by and among Spring Valley Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Spring Valley Merger Sub, LLC, an Oregon limited liability company (“Merger Sub”) and NuScale Power, LLC, an Oregon limited liability company (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, (a) Acquiror is a blank check company incorporated as a Cayman Islands exempted company to acquire one or more operating businesses through a Business Combination and (b) Merger Sub is a wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of merging with and into an operating business as part of a Business Combination;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Class A Shares redeemed prior to the Redomicile for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Proposals (the “Offer”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and each of the investors listed on Schedule 5.17 (collectively, the “Subscribers”) have entered into certain Subscription Agreements, dated as of the date hereof (as amended or modified from time to time, collectively, the “Subscription Agreements”), each in substantially the same form as set forth on Exhibit A, pursuant to which the Subscribers have agreed to subscribe for and purchase, a number of shares of Acquiror Common Stock, in each case, on the terms and subject to the conditions set forth in the applicable Subscription Agreements, in a private placement, such private placement to be consummated immediately after the consummation of the Redomicile and prior to the Merger (the “PIPE Investment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Sponsor Letter Agreement, dated as of the date hereof (the “Sponsor Letter Agreement”), with Acquiror and the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor and its board members have each entered into a certain Support Agreement, dated as of the date hereof (the “Support Agreements”), with the Company, in the form set forth on Exhibit B-1 or Exhibit B-2, pursuant to which, among other things, the Sponsor and its board members have each agreed to vote in favor of the Transactions;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, certain Acquiror Stockholders and certain Company Unitholders will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit C to be effective upon the Closing;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, certain Company Unitholders will each enter into separate Lock-Up Agreements (each, a “Lock-Up Agreement”), substantially in the form set forth on Exhibit D;

WHEREAS, the Acquiror shall, subject to obtaining the Acquiror Stockholder Approvals, (i) on the day prior to the Closing Date, domesticate as a corporation in the State of Delaware (the “Redomicile”), and (ii) in connection with the Redomicile, Acquiror shall adopt (1) an initial certificate of incorporation in the form attached hereto as Exhibit E (the “Acquiror Charter”) and (2) initial bylaws in the form attached hereto as Exhibit F (the “Acquiror Bylaws”);

WHEREAS, contemporaneously with the Closing, Acquiror, the Surviving Company, and certain Company Unitholders will enter into the Tax Receivable Agreement (“Tax Receivable Agreement”), substantially in the form set forth in Exhibit G;

WHEREAS, at the Closing, immediately prior to the Effective Time, the Acquiror shall contribute, or cause to be contributed, to Merger Sub the Closing Acquiror Cash;

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;

WHEREAS, the respective board of directors, sole member and board of managers of each of Acquiror, Merger Sub and the Company have each approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Laws of its jurisdiction;

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall, subject to obtaining the Majority Acquiror Stockholder Approval, adopt the NuScale Power Corporation 2022 Long-Term Incentive Plan omnibus incentive plan (the “Acquiror Equity Incentive Plan”) in the form materially consistent with the form provided to the Acquiror as of the date hereof; and

WHEREAS, Acquiror shall be renamed “NuScale Power Corporation” and shall trade publicly on NASDAQ under a new ticker symbol selected by the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

1.01         Definitions. As used herein, the following terms shall have the following meanings:

“A&R Company LLC Agreement” has the meaning set forth in Section 2.05(b).

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.15.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Share” means, prior to the consummation of the Redomicile, a Class A ordinary share, par value $0.0001 per share, of the share capital of Acquiror.

“Acquiror Common Stock” means, after consummation of the Redomicile, a share of Class A common stock, par value $0.0001 per share, of Acquiror, as contemplated by the Acquiror Charter.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Director Designee” has the meaning specified in Section 2.06(c).

“Acquiror Equity Incentive Plan” has the meaning specified in the Recitals hereto.

“Acquiror Equity Plan Proposal” has the meaning specified in Section 8.02(c).

“Acquiror Material Adverse Effect” means any event, change, circumstance or development (each an “Effect”) that, individually or in the aggregate with all other Effects, that has had or would reasonably be expected to have (x) a material adverse effect on the financial condition, assets, liabilities, business, or results of operations of Acquiror and Merger Sub, taken as a whole, or (y) a prevention, material delay or material impairment in the ability of Acquiror or Merger Sub to timely consummate the Transactions.

“Acquiror New Class B Stock” means, after consummation of the Redomicile, a non-economic voting share of Class B common stock, par value $0.0001 per share, of the Acquiror, with each share having non-economic rights equivalent to one share of Acquiror Common Stock, as contemplated by the Acquiror Charter.

“Acquiror Old Class B Share” means, prior to the consummation of the Redomicile, a Class B ordinary share, par value $0.0001 per share, of the share capital of Acquiror.

“Acquiror Organizational Documents” means the Amended and Restated Memorandum and Articles of Association as dated 26 November 2020, as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror SEC Reports” has the meaning specified in Section 5.08(a).

“Acquiror Share Value” means $10.00.

“Acquiror Stockholder” means a holder of any Acquiror Class A Shares or Acquiror Old Class B Shares.

“Acquiror Stockholder Approvals” means the Majority Acquiror Stockholder Approval and the Supermajority Acquiror Stockholder Approval.

“Acquiror Tax Counsel” has the meaning specified in Section 8.03(c).

“Acquiror Warrant” means each whole warrant exercisable for one Acquiror Class A Share at a purchase price of $11.50 per Acquiror Class A Share in the form described in the Acquiror SEC Reports.

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, (b) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), (c) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the Equity Securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the Equity Securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the Equity Securities of the Company.

“Action” means any claim, action, suit, charge, complaint, grievance, assessment, audit, investigation, examination, arbitration, inquiry, dispute, litigation, or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, the ownership of voting securities, its capacity as a manager, sole or managing member or otherwise, through one or more intermediaries, where “control” means possession of the power to direct the management and policies of such specified Person.

“Aggregate Exercise Price” means (i) the aggregate exercise price that would be paid to the Company in respect of all Company Options (whether or not vested) if all such Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept), plus (ii) the aggregate strike price of all Company Unit Appreciation Rights. For the avoidance of doubt, all references to the exercise price of Company Options shall be to the exercise price of the applicable Company Option immediately prior to the Effective Time, in accordance with the applicable option agreement.

“Agreement” has the meaning specified in the preamble hereto.

“Alternative PIPE Investment” has the meaning specified in Section 7.08(b).

“Alternative Subscription Agreement” has the meaning specified in Section 7.08(b).

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Ancillary Agreements” means the Subscription Agreements, the A&R Company LLC Agreement, the Support Agreements, the Registration Rights Agreement, the Sponsor Letter Agreement, the Lock-Up Agreements, the Trust Agreement, the Tax Receivable Agreement and any other agreement, instrument and certificate required by, or contemplated in connection with, this Agreement to be executed by any of the parties as contemplated by this Agreement, in each case, only as is applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means (a) the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, in each case, including the rules and regulations promulgated thereunder, (b) any applicable foreign antitrust Laws and (c) all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Association” means the Articles of Association of Acquiror, dated August 20, 2020.

“Assumed Company Plan” has the meaning set forth in Section 3.03(e).

“Atomic Energy Act” means the Atomic Energy Act of 1954, as amended.

“Balance Sheet Date” means September 30, 2021.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, health, medical, welfare, vacation, paid time off, post-termination or retiree health or welfare, fringe or other benefits or remuneration plan.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Combination Proposal” has the meaning set forth in Section 7.11.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“CBA” has the meaning set forth in Section 4.11(a)(xv).

“Certificate of Merger” has the meaning specified in Section 2.02.

“CLCI” means the Companies Act (As Revised) of the Cayman Islands.

“Closing” has the meaning specified in Section 2.04.

“Closing Acquiror Cash” means, without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of Acquiror as of immediately prior to the Effective Time; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Acquiror Class A Shares pursuant to the Offer (to the extent not already paid); plus (d) the PIPE Investment Amount that is actually paid to Acquiror at or prior to the Closing; minus (e) any Transaction Expenses in excess of $43,000,000 in the aggregate.

“Closing Date” has the meaning specified in Section 2.04.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” means any Benefit Plan which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to or under which any current or potential liability or obligation is borne by any Company Group Member.

“Company Board” means the board of managers of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.02(e).

“Company Common Units” means the “Common Units” of the Surviving Company (as defined in the A&R Company LLC Agreement).

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Director Designees” has the meaning specified in Section 2.06(c).

“Company Fully-Diluted Units” means the total number of the Existing Company Common Units outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Existing Company Common Units basis, and including, without limitation or duplication, (a) the number of Existing Company Common Units issuable upon conversion of the Existing Company Preferred Units in accordance with Section 3.01(b), (b) the number of Existing Company Common Units issuable pursuant to the outstanding Company Options (whether or not vested), plus the number of Existing Company Common Units with respect to which outstanding Company Unit Appreciation Rights have been granted, and (c) the number of Existing Company Common Units issuable upon conversion in accordance with Section 3.01(a) of the Fluor Convertible Notes outstanding at the Closing, if any.

“Company Group” means the Company and any Subsidiaries of the Company.

“Company Group Member” means the Company or any Subsidiary of the Company.

“Company Group Organizational Documents” means Company Organizational Documents and the Company Subsidiary Organizational Documents.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in the business of the Company Group, as currently conducted.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would be reasonably expected to be materially adverse to the business, financial condition or results of operations of the Company Group, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change in or change in the interpretation of any applicable Laws (including COVID-19 Measures) or GAAP, (ii) any events or conditions generally affecting any geographic area in which the Company Group operates, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, embargo, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events (including COVID-19) and other force majeure events (including any escalation or general worsening of any of the foregoing Effects), (v) any actions taken or not taken by any Company Group Member as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency or consummation of the Merger or the performance of this Agreement (including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers and employees) (provided, that this clause (vi) shall not apply to any representation or warranty in Article IV of this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (vii) any such Effect relating to or resulting from general changes in the nuclear industry, (viii) any failure to meet any projections, forecasts or budgets; provided, that this clause (viii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has consented to in writing prior to the taking of, or failure to take, such action, except in the cases of clauses (i) through (iv) and (vii) to the extent the Company Group is as a whole materially disproportionately affected thereby as compared with other participants in the nuclear industry.

“Company Option” has the meaning specified in Section 3.03(a).

“Company Organizational Documents” means the articles of organization and limited liability company agreement of the Company, in each case, as may be amended from time to time in accordance with the terms of this Agreement.

“Company Permits” has the meaning specified in Section 4.06(d).

“Company Plan” means the Company’s Third Amended And Restated 2011 Equity Incentive Plan, as amended, restated or otherwise modified from time to time.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Software” means all Software owned by any Company Group Member.

“Company Subsidiary Organizational Documents” means, with respect to each Subsidiary of the Company, (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company agreement or operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Company Tax Counsel” has the meaning specified in Section 8.03(c).

“Company Unit Appreciation Right” means each outstanding award of unit appreciation rights granted by the Company providing for the issuance of Existing Company Common Units upon the exercise thereof.

“Company Unitholder” means the holder of either Existing Company Common Units or Existing Company Preferred Units.

“Company Unitholder Approvals” has the meaning specified in Section 8.02(e).

“Company Unitholder Representative” means Fluor Enterprises, Inc.

“Confidentiality Agreement” means that certain letter agreement, dated as of October 9, 2021, by and among Acquiror, the Company and Fluor Enterprises, Inc.

“Contracts” means any legally binding contracts, agreements, subcontracts, licenses, leases, and purchase orders.

“Court of Chancery” has the meaning specified in Section 11.12

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any resulting evolutions thereof or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the CARES Act.

“Credit Documents” means, collectively, the documents set forth on Schedule 1.01(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Effect” has the meaning specified in the definition of “Acquiror Material Adverse Effect”.

“Effective Time” has the meaning specified in Section 2.02.

“Enforceability Exceptions” has the meaning specified in Section 4.02(a).

“Environmental Laws” means all Laws relating to pollution or protection of the environment (including natural resources), health and safety (to the extent relating to management of or exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation right, phantom stock, restricted stock unit, performance stock unit, restricted stock, profit participation or similar rights) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $1,875,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the following number (rounded to four decimal places): (a) the sum of (i) the Equity Value plus (ii) the Aggregate Exercise Price, divided by (b) the Company Fully-Diluted Units, divided by (c) the Acquiror Share Value.

“Exchanged Company Option” has the meaning set forth in Section 3.03(a).

“Existing Company Common Units” means the “Common Units” of the Company (as defined in the Existing Company LLCA).

“Existing Company LLCA” means the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 1, 2021, by and between the Company and the Company Unitholders.

“Existing Company Preferred Units” means the “Preferred Units” of the Company (as defined in the Existing Company LLCA).

“Existing Company Units” means the Existing Company Common Units and the Existing Company Preferred Units.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.05(a).

“Fluor Convertible Notes” means that certain amended and restated senior secured convertible loan agreement issued by the Company on September 30, 2011 in the aggregate principal amount of $10,281,427.49.

“Fluor Line of Credit Note” means that certain Line of Credit Promissory Note issued by the Company on January 8, 2021 in the aggregate principal amount of $30,000,000.

“Fluor Payoff Letter” has the meaning specified in Section 6.07(b).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator or arbitral body (public or private), court or tribunal.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and pol-fluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) any obligations in the nature of accrued fees, interest, prepayment or other premiums, penalties, termination fees, expenses and other amounts incurred or that would be payable in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of any of the items in the foregoing clauses, (f) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (g) obligations under capitalized leases, (h) obligations net of benefits under all Financial Derivative/Hedging Arrangements, (i) any underfunded pension liability, unfunded deferred compensation plan obligations, and post-retirement health or welfare benefits, (j) any unpaid dividends or distributions declared or payable to any member of the Company, (k) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (l) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in the foregoing clauses, and (m) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors in the ordinary course of business that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Insurance Policies” has the meaning specified in Section 4.20(a).

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents and patent applications (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names; (c) copyrights, mask works and designs; (d) internet domain names; (e) trade secrets and other intellectual property rights in know-how, technology, inventions (whether patentable or not), processes, procedures, database rights, confidential business information and other proprietary information and rights; and (f) intellectual property rights in Software.

“Intended Tax Treatment” has the meaning specified in Section 8.03(b).

“Interim Financial Statements” has the meaning specified in Section 4.05(a).

“Interim Period” has the meaning specified in Section 6.01.

“Intervening Acquiror Event” means any Effect with respect to the Acquiror that (a) is material to the Acquiror, (b) was not known to or reasonably foreseeable by the Acquiror Board (or if so known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Acquiror Board) as of the date of this Agreement and (c) does not relate to (i) any Business Combination or (ii) clearance of the Transactions by any Governmental Authority, including with respect to the actions taken pursuant to or required to be taken pursuant to Section 7.01; provided, however, that any change in the price or trading volume of Acquiror Class A Shares (in and of itself, but without preventing a determination of an Intervening Acquiror Event as to the events underlying such change) shall not be taken into account for purposes of determining whether an Intervening Acquiror Event has occurred.

“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment owned or controlled by any Company Group Member and used in the operation of the Company Group business.

“Knowledge” shall mean the actual knowledge of (a) in the case of the Company, John Hopkins, Chris Colbert and Bob Temple and (b) in the case of Acquiror, Christopher Sorrells, Jeffrey Schramm and Robert Kaplan.

“Law” means any statute, law (including common law), act, constitution, treaty, code, ordinance, rule, ruling, regulation or Governmental Order, in each case, of any Governmental Authority. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lease Documents” has the meaning specified in Section 4.18(c).

“Leased Company Properties” has the meaning specified in Section 4.18(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, license, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Majority Acquiror Stockholder Approval” means, with respect to any Proposal other than the Redomicile Proposal and the Amendment Proposal, the affirmative vote of holders of a majority of the issued shares of Acquiror Class A Shares who will attend and vote at the Special Meeting.

“Material Contracts” has the meaning specified in Section 4.11(a).

“Material Customers” has the meaning specified in Section 4.23(a).

“Material Vendors” has the meaning specified in Section 4.23(b).

“Merger” has the meaning specified in Section 2.02.

“Merger Consideration” has the meaning specified in Section 3.01(b).

“Merger Sub” has the meaning specified in the preamble hereto.

“NASDAQ” means The Nasdaq Stock Market LLC.

“NASDAQ Proposal” has the meaning specified in Section 8.02(c).

“NRC” means the United States Nuclear Regulatory Commission or any successor.

“OFAC” has the meaning specified in the definition of “Sanctions”.

“Offer” has the meaning specified in the Recitals hereto.

“OLLCA” means the Oregon Limited Liability Company Act, as amended from time to time.

“Outstanding Acquiror Expenses” has the meaning specified in Section 11.05.

“Outstanding Company Expenses” has the meaning specified in Section 11.05.

“Owned Intellectual Property” means all Intellectual Property owned by any Company Group Member.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar or corresponding provisions of state or local Tax Laws.

“Pass Through Number” has the meaning specified in Section 3.01(a).

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and (i) relate to amounts not yet delinquent or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and for which appropriate reserves have been established in accordance with GAAP on the Financial Statements, (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions) of record affecting title to real property that do not, individually or in the aggregate, materially interfere with the occupancy or present uses of such real property, (e) non-exclusive licenses of Intellectual Property, (f) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by any Company Group Member, and (g) Liens described on Schedule 1.01(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any personal information that specifically identifies any individual who has provided information to any Company Group Member, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, as applicable.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 5.17.

“Pre-Closing Flow-Through Tax Return” means any Tax Return of any Company Group Member in respect of which items of income, gain, loss deduction or credit are passed through, directly or indirectly, to the Company Unitholders, or any of their direct or indirect owners under applicable Law and that relates to a taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Flow-Through Tax Item” means any matter relating to the determination of income, gain, loss, deduction or credits with respect to any Pre-Closing Flow-Through Tax Return.

“Privacy Laws” means any and all Laws applicable to any Company Group Member relating to the collection, use, storage, safeguarding and security (both technical and physical) of Personal Information.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of any Company Group Member, from which any Company Group Member has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their Acquiror Class A Shares in conjunction with a shareholder vote on the Business Combination).

“Recapitalization” has the meaning specified in Section 2.07.

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Class A Shares for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Redomicile” has the meaning specified in the Recitals hereto.

“Redomicile Effective Time” has the meaning specified in Section 2.07(a).

“Redomicile Proposal” has the meaning specified in Section 8.02(c).

“Registered IP” has the meaning specified in Section 4.15(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business or Person that any of the foregoing controls, is controlled by or is under common control with.

“Relevant Tax Audit” has the meaning specified in Section 8.03(h).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Sanctioned Country” has the meaning specified in the definition of “Sanctioned Person”.

“Sanctioned Person” means at any time any Person that is the subject or target of Sanctions or restrictions under Trade Control Laws, including any Person that is: (a) listed on any Sanctions-related list of designated or blocked Persons, including OFAC’s List of Specially Designated Nationals and Blocked Persons or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State Sanctions- or export-related restricted party list; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions from time to time (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region) (each, a “Sanctioned Country”); or (c) in the aggregate, 50 percent or greater owned, directly or indirectly, or controlled by any of the foregoing; or (d) any national of a Sanctioned Country.

“Sanctions” means those trade, economic and financial sanctions-related Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, OFAC or the U.S. Department of State), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, U.S. federal or foreign jurisdiction and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of Acquiror Stockholders to be held for the purpose of approving the Proposals.

“Sponsor” means SV Acquisition Sponsor Sub, LLC, a Delaware limited liability company.

“Sponsor Capital Contribution” has the meaning set forth in Section 2.08.

“Sponsor Letter Agreement” has the meaning specified in the Recitals hereto.

“Subscribers” has the meaning specified in the Recitals hereto.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supermajority Acquiror Stockholder Approval” means, with respect to the Redomicile Proposal and the Amendment Proposal only, the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of the Acquiror who attend and vote at the Special Meeting held in accordance with the Acquiror Organizational Documents.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Company” has the meaning specified in Section 2.02.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, environmental, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, unclaimed property or escheat obligation, or other tax, governmental fee, duty, charge, impost, or assessment of any kind whatever, whether disputed or not, together with any interest, deficiency, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Proceeding” has the meaning specified in Section 8.03(g).

“Tax Receivable Agreement” has the meaning specified in the preamble hereto.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Trade Control Laws” has the meaning specified in Section 4.19(c).

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by Acquiror and its Subsidiaries, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, and (c) any fees, costs and expenses or payments of any of the Acquiror and its Subsidiaries related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made to any employee of the Acquiror or its Subsidiaries solely as a result or related to (and measured assuming the satisfaction of any other related contingencies such as termination or the passage of time) of the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed with respect thereto). For the avoidance of doubt, no bonus, change-of-control payment, retention or other compensatory payment paid to any manager, officer or employee of the Company or any Subsidiary thereof shall be a Transaction Expense.

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” has the meaning specified in Section 8.03(a).

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.05(a).

“Trust Agreement” has the meaning specified in Section 5.05(a).

“Trustee” has the meaning specified in Section 5.05(a).

“WARN Act” has the meaning specified in Section 4.13(b).

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02         Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

(b)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments, waivers and other modifications thereto.

(c)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)             All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)            The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

Article II
THE CONTRIBUTION & MERGER; CLOSING

2.01          The Contribution. At the Closing, immediately prior to the Effective Time, Acquiror shall contribute, or cause to be contributed, to Merger Sub the Closing Acquiror Cash.

2.02          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the day after the Redomicile, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving limited liability company (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the OLLCA and evidenced by articles of merger (the “Certificate of Merger”), such Merger to be consummated upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.03         Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the OLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.04         Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of Oregon as provided in the OLLCA. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Acquiror shall be renamed “NuScale Power Corporation” and shall trade publicly on the NASDAQ under the new ticker symbol, which will be SMR or if SMR is not available, another ticker symbol selected by the Company.

2.05         Organizational Documents of the Company and Acquiror.

(a)            At the Effective Time, the articles of organization of the Company, as in effect immediately prior to the Effective Time, shall continue to be the articles of organization of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the OLLCA.

(b)            At the Effective Time, the Existing Company LLCA shall be amended and restated in its entirety as set forth on Exhibit H (the “A&R Company LLC Agreement”) to, among other things, recapitalize the authorized Equity Securities of the Surviving Company (including the reclassification of Existing Company Units into Company Common Units), with the applicable, rights, preferences and obligations set forth in the A&R Company LLC Agreement, permit the issuance and ownership of the Company Common Units as contemplated to be issued and owned upon consummation of the Transactions, admit Acquiror as a member and designate Acquiror as the sole manager of the Surviving Company, otherwise amend and restate the rights and preferences of the Existing Company Units (in connection with the reclassification to Company Common Units) and set forth the rights and preferences of the Company Common Units (including matters relating to the exchangeability of Company Common Units into Acquiror Common Stock), and establish the ownership of the Company Common Units by the Persons indicated in the A&R Company LLC Agreement in each case, as set forth in the A&R Company LLC Agreement. The A&R Company LLC Agreement as so amended, shall be the limited liability company agreement of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the OLLCA.

(c)            After the Redomicile, at the Effective Time, the Acquiror Charter, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(d)            After the Redomicile, at the Effective Time, the Acquiror Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL.

2.06         Directors and Officers of the Companies.

(a)            The Company shall take all necessary action prior to the Effective Time such that (i) each manager of the Company in office immediately prior to the Effective Time shall cease to be a manager immediately following the Effective Time (including by causing each such manager to tender an irrevocable resignation as a manager, effective as of the Effective Time) and (ii) the Acquiror shall become the sole manager of the Company from and after the Effective Time.

(b)            Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(c)            Acquiror shall take all necessary action prior to the Redomicile such that (i) each director of Acquiror in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time), (ii) the seven individuals designated by the Company (the “Company Director Designees”), three of whom shall each qualify as “independent directors” under the applicable listing and corporate governance rules and regulations of NASDAQ, pursuant to this Section 2.06(c) shall be appointed to the Acquiror Board, effective as of the Effective Time, (iii) the one individual designated by Acquiror (the “Acquiror Director Designee”) shall be appointed to the Acquiror Board, effective as of the Effective Time, and (iv) as of the Effective Time, the Company Director Designees and the Acquiror Director Designee shall be the only directors of Acquiror, and there shall be no vacancies or unfilled newly created directorships on the Acquiror Board. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the Effective Time that, as of the Effective Time, expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. Each Person appointed as a director of Acquiror pursuant to this Section 2.06(c) shall remain in office as a director of Acquiror for a minimum of one full calendar year and then until his or her successor is elected and qualified or until his or her earlier death, resignation or removal; provided that if such Acquiror Director Designee resigns or is otherwise unable to serve until the end of such calendar year (including for reason of death), then the Acquiror Board shall appoint a successor designated by the Sponsor to serve as a director until the end of such full calendar term. If any of the directors designated by the parties shall be unable or unwilling to serve at the Closing, the Company or Acquiror, respectively, shall promptly designate a replacement director and provide any relevant information about such appointee as the other party hereto may reasonably request.

(d)            Acquiror shall take all necessary actions prior to the Effective Time such that (i) each officer of Acquiror in office immediately prior to the Effective Time shall cease to be an officer at the Effective Time and (ii) the Persons constituting the officers of the Company prior to the Effective Time shall, as of the Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

2.07         Redomicile and Recapitalization.

(a)            Redomicile. Subject to receipt of the Supermajority Acquiror Stockholder Approval, on the day prior to the Closing Date, Acquiror shall cause the Redomicile to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Redomicile, together with the Acquiror Charter, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Redomicile, and (c) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. The Redomicile shall become effective at the time when the Certificate of Domestication and the Acquiror Charter have been duly filed with the Secretary of State of the State of Delaware (the “Redomicile Effective Time”).

(b)            Bylaws of Acquiror. Acquiror shall take all actions necessary so that, at the Redomicile Effective Time, the bylaws of Acquiror shall be substantially in the form of the Acquiror Bylaws.

(c)            Capital Stock of Acquiror. At the Redomicile Effective Time, by virtue of the Redomicile and without any action on the part of the Acquiror or any holder of Acquiror Class A Shares, Acquiror Class B Shares or Acquiror Warrants:

 (i)            each then issued and outstanding Acquiror Class A Share will convert automatically, on a one-for-one basis, into one share of Acquiror Common Stock;

 (ii)           each then issued and outstanding Acquiror Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Acquiror Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted Acquiror Warrant; and

 (iii)          a series of Acquiror New Class B Stock shall be authorized, each share of which will have voting rights equal to a share of Acquiror Common Stock but which shall have no entitlement to earnings or distributions of Acquiror.

(d)            Recapitalization. Immediately prior to the Closing, Acquiror shall cause all of the Acquiror Old Class B Shares that are issued and outstanding immediately prior to the Redomicile to be converted into Acquiror Common Stock (the “Recapitalization”).

2.08         Sponsor Forfeiture. Two Business Days prior to the Closing Date, Acquiror shall deliver written notice to the Company setting forth its good faith estimate of the Closing Acquiror Cash as of the Closing Date, together with reasonably detailed support for the calculation of such Closing Acquiror Cash. Irrespective of such estimate, if the actual amount of Closing Acquiror Cash is less than $432,000,000, then, immediately prior to the Recapitalization, the Sponsor shall automatically be deemed to have irrevocably transferred to Acquiror, surrendered, and forfeited for no consideration the number of Acquiror Old Class B Shares as provided in the Sponsor Letter Agreement, and such Acquiror Old Class B Shares shall, by virtue of the Transactions, be deemed to have been canceled and extinguished (the “Sponsor Capital Contribution”).

Article III
EFFECTS OF THE MERGER

3.01         Effect on Company Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or the holder of any Existing Company Units:

(a)            Conversion of Merger Sub Membership Interest. All membership interests of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be converted into the Pass Through Number of validly issued, fully paid and nonassessable (except as limited by the OLLCA) Class A Units of the Surviving Company free and clear of all Liens (other than restrictions on transfer under applicable Securities Laws and the A&R Company LLC) and Acquiror shall be admitted as a member and designated as the sole manager of the Surviving Company. The “Pass Through Number” shall equal the number of shares of Acquiror Common Stock that are outstanding immediately after the Effective Time, after giving effect to all Transactions contemplated herein and in the Subscription Agreement, including the conversion of Acquiror Class A Shares into Acquiror Common Stock, the Recapitalization, the redemption of Acquiror Class A Shares in connection with the Offer, the Sponsor Capital Contribution, and the issuance of Acquiror Common Stock under the Subscription Agreements.

(b)            Consideration for All Other Company Interests. At the Effective Time, (i) the Existing Company LLCA will be amended and restated and, in connection therewith, (1) each Existing Company Preferred Unit issued and outstanding immediately prior to the Effective Time shall be re-classified into a number of Existing Company Common Units equal to the applicable conversion ratio for such Existing Company Preferred Unit as described in the A&R Company LLC Agreement, and immediately after such reclassification, (2) each Existing Company Common Unit issued and outstanding immediately prior to the Effective Time (including each Existing Company Common Unit issued pursuant to the immediately preceding clause (1)) shall be re-classified into a number of Company Common Units equal to the Exchange Ratio and (ii) each holder of Existing Company Units issued and outstanding immediately prior to the Effective Time (including each Existing Company Common Unit issued pursuant to the immediately preceding clause (1)), shall receive such number of shares of duly authorized, validly issued, fully paid and nonassessable Acquiror New Class B Stock (collectively, the Company Common Units and Acquiror New Class B Stock so issued, the “Merger Consideration”) equal to the Exchange Ratio; provided that no fractional Company Common Units or Acquiror New Class B Stock shall be issued, in connection therewith (with any such fractional amount being rounded down and paid in cash in lieu thereof pursuant to Section 3.05).

3.02         Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Existing Company Units or shares of Acquiror Common Stock or Acquiror Class A Shares shall have been changed into a different number of units or shares or a different class or series, by reason of any stock dividend, conversion, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares or units, or any similar event shall have occurred (other than as contemplated by Section 3.01(b)), then any number, value (including dollar value) or amount contained herein which is based upon the number of Existing Company Common Units or shares of Acquiror Common Stock or Acquiror Class A Shares will be appropriately adjusted to provide to Merger Sub and the holders of Existing Company Common Units and the holders of Acquiror Common Stock and holders of Acquiror Class A Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03         Treatment of Company Options and Company Unit Appreciation Rights.

(a)            Treatment of Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof cease to represent an option to purchase an Existing Company Common Unit (a “Company Option”) under the Company Plan or otherwise and shall be assumed by Acquiror and converted into an option to purchase a number of shares of Acquiror Common Stock (such option, an “Exchanged Company Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of units of Existing Company Common Units subject to such Company Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per unit of the Existing Company Common Unit of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.

(b)            Treatment of Company Unit Appreciation Rights. At the Effective Time, each Company Unit Appreciation Right that is outstanding immediately prior to the Effective Time, shall, automatically and without any required action on the part of the holder thereof, shall be cancelled and in exchange therefor the holder of such Company Unit Appreciation Right shall receive a number of shares of Acquiror Common Stock equal to (i) the Exchange Ratio minus (ii) the quotient of (A) the strike price per unit of the Existing Company Common Unit of such Company Unit Appreciation Right immediately prior to the Effective Time, divided by (B) the Acquiror Share Value; provided that no fractional Acquiror Common Stock shall be issued in connection therewith (with any such fractional amount being rounded down and paid cash in lieu thereof pursuant to Section 3.05).

(c)            Company Actions. At or prior to the Effective Time, the Company and the Company Board shall (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to Section 3.03(a) and Company Unit Appreciation Rights pursuant to Section 3.03(b) and (ii) take all actions necessary to ensure that, from and after the Effective Time, Acquiror will not be required to deliver any Company Common Units or other Equity Securities of the Company to any Person pursuant to or in settlement of Company Options or Company Unit Appreciation Rights.

(d)            Acquiror Actions. Acquiror shall take all actions that are necessary for the assumption and conversion of the Company Options and the conversion of the Company Unit Appreciation Rights pursuant to this Section 3.03 including the reservation, issuance and listing of shares of Acquiror Common Stock as necessary to effect the transactions contemplated by this Section 3.03. If registration of the Exchanged Company Options or shares of Acquiror Common Stock is required under the Securities Act, Acquiror shall file with the SEC, as promptly as practicable after the date that is 60 days after the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), a Registration Statement on Form S-8 with respect to such Exchanged Company Options or shares of Acquiror Common Stock, and shall use its commercially reasonable efforts to maintain the effectiveness of such Registration Statement for so long as the applicable Exchanged Company Options remain outstanding and such registration of the shares of Acquiror Common Stock issuable thereunder continues to be required.

(e)            Assumption of Stock Plan. At the Effective Time, Acquiror shall assume the Company Plan, except that the Company Plan (and any option agreement thereunder) shall be amended at the Effective Time to conform with the requirements of Section 3.03(a) and to include additional amendments required to comply with any Law applicable to Acquiror with respect to the Exchanged Company Options (the “Assumed Company Plan”). At or following the Effective Time, Acquiror shall not be entitled to grant any new stock-based awards under the Assumed Company Plan.

3.04         Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or their respective Affiliates withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger that is properly treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.

3.05         Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the exchange for Existing Company Common Units pursuant to Section 3.01 or the conversion of Company Unit Appreciation Rights pursuant to Section 3.03(b), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay to each former Company Unitholder or holder of Company Unit Appreciation Rights who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder otherwise would have been entitled (but for this Section 3.05) multiplied by (b) $10.00.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01            Organization, Standing and Corporate Power.

(a)            The Company is a limited liability company duly organized and validly existing under the Laws of the State of Oregon, and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Company Material Adverse Effect. The Company Organizational Documents that have been made available to the Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in default under or in violation of any provision thereunder.

(b)            Each Subsidiary of the Company is duly organized or formed, as applicable, validly existing and in good standing (or its equivalent) under the Laws of its jurisdiction of organization or formation, as applicable, and has all requisite legal entity power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing (or its equivalent) in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company Group to consummate the Transactions or have a Company Material Adverse Effect. The Company Subsidiary Organizational Documents that have been made available to the Acquiror are true, correct and complete and are in effect as of the date of the Agreement and no Company Group Member is in default under or in violation of any provision thereunder.

4.02         Corporate Authority; Approval; Non-Contravention.

(a)            The Company has all requisite limited liability company or other legal entity power and authority, and has taken all limited liability company or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary limited liability company consent and authorizations on the part of the Company, and no other limited liability company actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Unitholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general equitable principles (the “Enforceability Exceptions”)).

(b)            The execution, delivery and, subject to receipt of the Company Unitholder Approvals, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Group Organizational Documents or, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company Group pursuant to, any Material Contract or Lease Document to which any Company Group Member is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company Group is subject (except Laws that are applicable due to the Company Group’s business, or the Contracts or licenses of the Company Group), except as disclosed on Schedule 4.02(b).

4.03         Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to any Company Group Member in connection with the execution and delivery by the Company of this Agreement or the consummation of the Transactions, except for (a) the pre-merger notification requirements under the HSR Act and (b) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.04         Capitalization.

(a)            Set forth on Schedule 4.04(a) is a true, correct and complete list of each holder of issued and outstanding Equity Securities (including notes and other securities convertible into Equity Securities) of each Company Group Member (other than Company Options and Company Unit Appreciation Rights) and the Equity Securities held by each such holder as of the date hereof. All of such outstanding Equity Securities have been duly authorized and are validly issued, fully paid and nonassessable. 96,800,000 Existing Company Common Units were reserved for issuance under the Company Plan as of the date of this Agreement. Each of the outstanding Equity Securities of each of the Company Group Members (1) is duly authorized, validly issued, fully paid and nonassessable, (2) was issued in compliance in all material respects with applicable Laws, (3) was not issued in breach or violation of any preemptive rights or Contract, and (4) is owned free and clear of any Lien.

(b)            Schedule 4.04(b) sets forth a Schedule of all holders of Company Options on an individual-by-individual and grant-by-grant basis, and provides the number of Company Options originally granted, the number of Company Options currently issued and outstanding, the grant date and exercise price associated with each Company Option, the vesting schedule and termination or expiration date of each Company Option and whether such Company Options are currently vested or unvested. Schedule 4.04(b) also sets forth a Schedule of all holders of Company Unit Appreciation Rights on an individual-by-individual and grant-by-grant basis, and provides the number of Company Unit Appreciation Rights originally granted, the number of Company Unit Appreciation Rights currently issued and outstanding, the grant date and strike price associated with each Company Unit Appreciation Right, the vesting schedule and termination or expiration date of each Company Unit Appreciation Right, and whether such Company Unit Appreciation Rights are currently vested or unvested. Except as set forth in Schedule 4.04(b), there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls or commitments of any kind that obligate any Company Group Member to issue or to sell any Equity Securities of such Company Group Member, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any Equity Securities of any Company Group Member or to vote with the unitholders of any Company Group Member on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Schedule 4.04(b), no Company Group Member is party to any unitholders agreement, voting agreement or registration rights agreement relating to its Equity Securities.

(c)            The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.04(c), including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all Equity Securities in each Subsidiary. As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any other Equity Securities in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any Equity Securities or obligations exercisable or exchangeable for or convertible into any Equity Securities, of such Person.

(d)            Each Company Option and Company Unit Appreciation Right as set forth on Schedule 4.04(b) (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Plan to which it was issued, (ii) has a grant date identical to the date on which the Company Board (or compensation committee thereof) took valid limited liability company action to grant such Company Option or Company Unit Appreciation Right, (iii) was granted with an exercise price or strike price no less than the fair market value of the underlying Existing Company Unit as of the grant date, (iv) was properly accounted for in all respects in accordance with GAAP.

(e)            The Company Common Units to be issued by the Company in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable (except as otherwise limited by the OLLCA), and will not be subject to any preemptive rights, free and clear of all Liens (other than restrictions on transfer under applicable Securities Laws and the A&R Company LLC Agreement).

4.05         Financial Statements; Internal Controls.

(a)            The audited statements of financial position, statements of comprehensive income, statements of changes in unitholders’ equity and statements of cash flows of the Company Group for each of the years ended December 31, 2020 and December 31, 2019 (collectively, the “Annual Financial Statements”), were prepared and audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP and applicable Law as at the Balance Sheet Date, except as otherwise noted therein. The unaudited statements of financial position, statements of comprehensive income, statements of changes in unitholders’ equity and statements of cash flows of the Company Group as of September 30, 2021 and for the nine-month period ended September 30, 2021 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”) were prepared in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP and applicable Law as of the Balance Sheet Date, except as otherwise noted therein and for the absence of notes thereto as would be required by GAAP. Prior to the date hereof, true, complete and correct copies of the Financial Statements and, where applicable, the accompanying independent auditors’ reports have been made available to Acquiror.

(b)            The Financial Statements were derived from the books and records of the Company Group and prepared in accordance with GAAP, except as may be indicated in the notes thereto (and, in the case of the Interim Financial Statements, the absence of notes) and using in all material respects the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the consolidated financial statements of the Company Group since December 31, 2018. The Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company Group as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company Group has not made any material change in the accounting practices or policies applied in the preparation of the Annual Financial Statements, except as required by applicable Law or GAAP.

(c)            The Company Group maintains a system of accounting and internal controls designed to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the financial statements of the Company Group in accordance in all material respects with GAAP. Except as set forth on Schedule 4.05(c), since December 31, 2018, the Company Group (including the Company Group’s personnel and, to the Knowledge of the Company, independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company Group) has not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company Group, (ii) any fraud, whether or not material, that involves management of the Company Group or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing. The financial statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

4.06         Compliance with Laws.

(a)            Each Company Group Member is conducting and, since December 31, 2017, has conducted its business in compliance in all material respects with all Laws applicable to it and the Company’s business, properties or other assets.

(b)            There is, and since December 31, 2017 there has been, no Action by, against or affecting any Company Group Member, or any Person for whose acts or defaults any Company Group Member may be vicariously liable, and no such Action is pending or, to the Knowledge of the Company, threatened, nor since December 31, 2017 has any Governmental Authority notified in writing any Company Group Member that it intends to conduct such an Action.

(c)            Since December 31, 2017, no Company Group Member has received any written notice (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring any Company Group Member to take or omit any material action to ensure compliance with any such applicable Law.

(d)            The Company Group possesses all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, accreditations, waivers, identification numbers, exemptions of, or filings or registrations (excluding Intellectual Property registrations and certifications) with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company Group and the operation of the Company Group’s business as currently conducted (the “Company Permits”), except where the failure to possess the same has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending before or, to the Knowledge of the Company, threatened by any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Company Group Member is in default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.

4.07         Absence of Certain Changes or Events. Since the Balance Sheet Date and except as expressly set forth on Schedule 4.07 and as required by this Agreement, (a) the Company Group has conducted its business in all material respects in the ordinary course of business, (b) the Company Group has not entered into any material transactions outside the ordinary course of business, (c) no action has been taken (or has been taken on its behalf) by the Company Group that would require consent under Section 6.01 if such action were taken during the Interim Period (other than for any such actions for which such consent has been received in accordance with Section 6.01) and (d) there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.08         No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Financial Statements or the notes thereto, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.08, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company Group does not have any material liabilities of any nature, whether accrued, contingent or otherwise.

4.09         Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Stockholders and at the time of any meeting of the Acquiror Stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror or its Affiliates for inclusion therein or (b) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.

4.10         Litigation.

(a)            Except as set forth on Schedule 4.10(a), no Company Group Member nor, to the Knowledge of the Company, any of such Company Group Member’s officers, directors, managers, agents or employees, in their capacities as such, has been since December 31, 2017 or is the subject of or engaged in any material Action or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such Action or dispute resolution process is pending or, to the Knowledge of the Company, threatened, in each case, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Group Member is, nor to the Knowledge of the Company, are any of such Company Group Member’s officers, directors, managers, agents or employees, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions.

(b)            No Company Group Member is a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without any Company Group Member being named therein) that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.11         Contracts.

(a)            Schedule 4.11(a) sets forth a true and complete list as of the date hereof of the following types of Contracts to which any Company Group Member is a party or is bound (other than any Contracts under which no Company Group Member has any continuing or potential liability) (all such Contracts set forth on Schedule 4.11(a), or which are required to be so disclosed, the “Material Contracts”):

 (i)            each Contract with consideration paid or payable to any Company Group Member of more than $500,000, in the aggregate, over any 12-month period;

 (ii)           all Contracts with (or with obligations of any Company Group Member to) a Related Party;

 (iii)          all broker, distributor, agency, sales promotion, market research, marketing consulting and advertising Contracts or arrangements that are material to the business of the Company Group;

 (iv)          all Contracts (excluding Contracts for employment) with management and consultants;

 (v)           all bonus and commission plans of the Company Group with a reasonably expected value in excess of $250,000 in any 12-month period;

 (vi)          all Contracts involving the payment or payment of royalties or other amounts calculated based upon the revenues or income of any Company Group Member or income or revenues related to any Product of any Company Group Member to which any Company Group Member is a party;

 (vii)         all Contracts evidencing Indebtedness for borrowed money in an amount greater than $500,000, and any pledge agreements, security agreements or other collateral agreements in which any Company Group Member granted to any person a Lien on any of the property or assets of any Company Group Member;

 (viii)        all partnership, joint venture or similar agreement or arrangement, including as may be provided in any letter of intent, memorandum of understanding or agreement in principle;

 (ix)          all Contracts, including any grant agreements with any economic development corporation, with any Governmental Authority to which any Company Group Member is a party, other than any Company Permits;

 (x)           all Contracts that limit, or purport to limit, the ability of any Company Group Member to compete in any line of business or material business activity or with any Person or in any jurisdiction or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

 (xi)          all Contracts that result in any Person or entity holding a power of attorney from any Company Group Member;

 (xii)         all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

 (xiii)        any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $500,000, or any guarantee of third party obligations in excess of $500,000, or any letters of credit, performance bonds or other credit support for any Company Group Member;

(xiv)         all Contracts for the employment or engagement of any employee, officer, director or other individual service provider that (A) provide for annualized base compensation in excess of $250,000 or (B) are not terminable by a Company Group Member on no more than 30 days’ notice and without liability to or financial obligation by such Company Group Member;

(xv)          any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each, a “CBA”);

(xvi)         all Contracts relating to the purchase of engineering or design services that involve more than $500,000, other than those Contracts that have been fully performed and under which no further services are due;

(xvii)        any engineering, procurement and construction contract, equipment supply agreement, services agreement, construction and operating management agreement or any other similar agreement with a value in excess of $500,000;

(xviii)       all Contracts involving use of any Company Intellectual Property required to be listed in Schedule 4.15(a), excluding (A) nondisclosure agreements entered into in the ordinary course of business by a Company Group Member; (B) Contracts between a Company Group Member and its customers entered into in the ordinary course of business in which the use of any such Company Intellectual Property is licensed on a non-exclusive basis; (C) Contracts between a Company Group Member and its vendors or suppliers entered into in the ordinary course of business in which the Company Group Member has granted a license to the supplier or vendor (i) to use the Company Group Member’s trademarks, service marks, or other source identifiers for purposes of indicating that the Company Group Member is a customer of the vendor or supplier; or (ii) to use any Company Intellectual Property for purposes of providing goods or services to the Company Group Member;

(xix)          Contracts which involve the license or grant of rights to any Company Group Member or to Company Intellectual Property by any Company Group Member, excluding (A) nondisclosure agreements entered into in the ordinary course of business by a Company Group Member; (B) licenses of commercially available and/or off-the-shelf Software (including Software provided as a service) or other standard or commercially available Intellectual Property licensed under shrinkwrap, clickwrap, online terms of use or service or other standard license terms with an aggregate annual license cost of $100,000 or less; (C) Contracts between a Company Group Member and its customers entered into in the ordinary course of business in which the use of any such Company Intellectual Property is licensed on a non-exclusive basis; (D) employee invention assignment and confidentiality agreements between a Company Group Member and its employees and/or independent contractors entered into by the Company Group Member in the ordinary course of business; and (E) Contracts between a Company Group Member and its vendors or suppliers entered into in the ordinary course of business in which the Company Group Member has granted a license to the supplier or vendor (i) to use the Company Group Member’s trademarks, service marks, or other source identifiers for purposes of indicating that the Company Group Member is a customer of the vendor or supplier; (ii) to use feedback, suggestions or ideas provided by the Company Group Member to the vendor or supplier in connection with the vendor’s or supplier’s provision of goods or performance of services to or for the Company Group Member; or (iii) to use any Company Intellectual Property for purposes of providing goods or services to the Company Group Member;

(xx)           all Contracts under which any Company Group Member has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored supplier” basis;

(xxi)          all Contracts under which any Company Group Member has agreed to treat any customer on a “most favored” basis;

(xxii)         any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any Company Group Member will have any material outstanding obligation after the date of this Agreement; and

(xxiii)        all Contracts for the development of Intellectual Property for the benefit of any Company Group Member (other than employee invention assignment and confidentiality agreements entered into on terms and conditions that are materially the same as the Company’s standard form of such agreement).

(b)            Except as set forth on Schedule 4.11(b), the Company Group (i) is not, nor has it received written or, to the Knowledge of the Company, oral notice that any other party to any Material Contract is, except as such may be limited the Enforceability Exceptions, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has not waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a notice to terminate delivered or communicated in accordance with the terms of any Material Contract, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the applicable Company Group Member, and, to the Knowledge of the Company, each other party thereto, except as would not be material and adverse to such Company Group Member. Except as set forth on Schedule 4.11(b), there is no default under any such Material Contracts by the applicable Company Group Member, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by such Company Group Member, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not be material and adverse to such Company Group Member.

4.12          Employee Benefits.

(a)          Schedule 4.12(a) sets forth an accurate and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available, to the extent applicable, accurate and complete copies of (i) the current plan document, including all amendments thereto, (ii) a written description of such Company Benefit Plan if it is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with all summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter, (vi) the related insurance policies, trust agreements or other funding arrangements, and (vii) the most recent IRS Form 5500 annual report (and all schedules thereto).

(b)          Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and is in material compliance with all applicable Laws. There is no pending or, to the Knowledge of the Company, threatened, Action or claim relating to or against any Company Benefit Plans (other than routine claims for benefits). All contributions, premiums and other payments that any Company Group Member is required to make with respect to any Company Benefit Plan have been fully and timely paid when due, and any such amounts not yet due have been paid or properly accrued. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a current favorable determination, advisory or opinion letter from the IRS, and nothing has occurred that would reasonably be expected to result in the loss of the qualification or tax exemption of any such Company Benefit Plan. No Company Group Member has incurred (whether or not assessed) any material Tax, penalty or other liability under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code. There is no unpaid liability for any nonexempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(c)          No Company Benefit Plan is, and no Company Group Member sponsors, maintains, contributes to (or is required to contribute to), or has any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or a plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 210 of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Benefit Plan provides, and no Company Group Member has promised to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person, other than (A) as required under Section 4980B of the Code or similar applicable Law for which the covered Person pays the full premium cost of coverage or which is paid pursuant to a government subsidy, (B) coverage through the end of the month of termination of employment or service (to the extent permitted under the terms of the applicable Company Benefit Plan), (C) disability benefits attributable to disabling events occurring at or prior to termination of employment or service, or (D) death benefits attributable to deaths occurring at or prior to termination of employment or service. No Company Group Member has any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(d)          Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, (alone or in conjunction with any other event) could result in (i) any entitlement by any current or former employee or individual service provider of any Company Group Member to any compensation or benefit, (ii) any increase in the amount, or acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former employee or individual service provider of any Company Group Member, or (iii) the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e)          Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(f)          No Company Group Member has any obligation to indemnify or gross-up any Person for any Tax under Section 4999 of the Code and Section 409A of the Code (or any corresponding provisions of state, local or non-U.S. Tax Laws).

4.13          Labor and Employment.

(a)          Except as set forth on Schedule 4.13(a), (i) no Company Group Member is a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), and no employees of any Company Group Member are represented by any labor union, works council, or other labor organization with respect to their employment; (ii) in the past three years, no labor union, works council, other labor organization, or group of employees of any Company Group Member has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Knowledge of the Company, in the past three years, there have been no actual or threatened organizing activities with respect to any employees of any Company Group Member, and no such activities are currently pending or, to the Knowledge of the Company, threatened; (iv) in the past three years, there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting any Company Group Member, and no such dispute is currently pending or to the Knowledge of the Company, threatened; and (v) with respect to the Transactions, each Company Group Member has satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ representatives under applicable Law and any CBA or other Contract.

(b)          Each Company Group Member is, and since December 31, 2017 has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (collectively, the “WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, collective bargaining, employee leave issues, COVID-19, affirmative action and unemployment insurance.

(c)          To the Knowledge of the Company, no current or former employee or independent contractor of any Company Group Member is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Company Group Member; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by a Company Group Member. To the Knowledge of the Company, no current employee of any Company Group Member with annualized compensation at or above $150,000, has given notice to the Company that the employee intends to terminate his or her employment prior to the one year anniversary of the Closing.

(d)          Each Company Group Member has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination or retaliation allegations of which any of them is or has been made aware in the past three years. With respect to each such allegation with potential merit, each Company Group Member has taken prompt corrective action that is reasonably calculated to prevent further improper action. No Company Group Member reasonably expects any material liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of such Company Group Member, that, if known to the public, would bring such Company Group Member into material disrepute.

(e)          No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Company Group Member (other than terminations of employees for performance reasons) has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. No Company Group Member has experienced any material employment-related liability with respect to COVID-19.

(f)          Except as would not result in material liability for the Company Group, the Company Group has fully and timely paid all (i) wages, salaries, wage premiums, commissions, overtime, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Company Group policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

4.14          Taxes.

(a)          Each Company Group Member has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Each Company Group Member has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.

(b)          Each Company Group Member has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and Tax information reporting, collection and retention and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c)          No Company Group Member has (i) made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) applied for a loan under 15 U.S.C. 636(a)(36).

(d)          No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Tax Authority against any Company Group Member that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no Tax audit, examination or other Action of a Company Group Member presently in progress, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of any Company Group Member.

(e)          No Company Group Member is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding the Existing Company LLCA or any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of U.S. state or local or non-U.S. Law).

(f)          The Company Group does not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by operation of Law.

(g)          The Company Group will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business; or (v) intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

(h)          There are no Liens for Taxes on any assets of the Company Group other than Permitted Liens.

(i)          No written claims have ever been made by any Tax Authority in a jurisdiction where the Company Group does not file Tax Returns that the Company Group is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(j)          No Company Group Member has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(k)          No Company Group Member has made any election or otherwise taken any action to cause the Partnership Tax Audit Rules to apply to such Company Group Member at any earlier date than is required by applicable Law.

(l)          Each Company Group Member is, and has at all times since its formation been, properly classified as a partnership (and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal and applicable state and local income tax purposes.

4.15          Intellectual Property.

(a)          Schedule 4.15(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications and (iii) copyright registrations, in each case that are owned by any Company Group Member (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance. The Company Group exclusively owns all right, title, and interest in and to the Registered IP, free and clear of any Liens other than Permitted Liens. The Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, is valid and, to the Knowledge of the Company, enforceable, in each case, except as would not be material and adverse to the Company Group, taken as a whole.

(b)          The Company Group owns all right, title, and interest in and to or is licensed to use or otherwise has the right to use all Intellectual Property used in or necessary to the conduct of the business of the Company Group as currently conducted, free and clear of any Liens other than Permitted Liens, in each case, except as would not be material and adverse to the Company Group, taken as a whole. All Intellectual Property used in or necessary to the conduct of the business of the Company Group as currently conducted shall be owned or available for use by the Company Group immediately after the Closing on terms and conditions substantially the same as those under which any Company Group Member owned or used such Intellectual Property immediately prior to the Closing, in each case, except as would not be material and adverse to the Company Group, taken as a whole.

(c)          Except as set forth on Schedule 4.15(c), to the Knowledge of the Company (i) the operation of the business of the Company Group as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since December 31, 2017, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property and (ii) no third party infringes, misappropriates, dilutes or otherwise violates on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated since December 31, 2017, any Intellectual Property owned by the Company Group.

(d)          As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing (including “cease and desist” letters or invitations to take a license) against any Company Group Member (i) challenging the ownership, validity, registrability, patentability, or enforceability of the Intellectual Property owned by any Company Group Member (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that any Company Group Member has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property since December 31, 2017, in the case of each of clause (i) and (ii), except as would not be material and adverse to the Company Group, taken as a whole.

(e)          To the Knowledge of the Company, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of any Company Group Members, who have contributed to or participated in the conception and development of material Intellectual Property for any Company Group Member have entered into valid and binding proprietary rights agreements vesting ownership of such Intellectual Property in one or more Company Group Members.

4.16          Data Protection.

(a)          Since December 31, 2017, each Company Group Member (i) has been in compliance in all material respects with all Privacy Laws and (ii) has not been subject to any regulatory audits or, to the Knowledge of the Company, investigations by any Governmental Authority relating to Privacy Laws. Each Company Group Member has taken commercially reasonable steps to ensure that all Personal Information is protected in all material respects against loss and against unauthorized access, use, modification, disclosure or other use or misuse. To the Knowledge of the Company, since December 31, 2017, there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company Group, taken as a whole.

(b)          No Company Group Member has received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or third party (including data subjects) that remains unresolved. To the Knowledge of the Company, no individual has been awarded compensation from any Company Group Member under any Privacy Laws, and no written claim for such compensation is outstanding.

(c)          No Company Group Member sells, rents or otherwise makes available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which any Company Group Member is bound, except as would not be material and adverse to the Company Group, taken as a whole.

4.17          Information Technology.

(a)          The IT Systems: (i) operate and perform in material accordance with their documentation and functional specifications and otherwise as required by each Company Group Member for the operation of its business as currently conducted and (ii) to the Knowledge of the Company, are materially free from bugs and other defects, in each case, except as would not be material and adverse to the Company Group, taken as a whole.

(b)          The Company Group uses commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Systems used in the operation of the business of the Company Group from any unauthorized use, access, interruption, or modification. Such IT Systems (i) are sufficient for the immediate and currently anticipated future needs of the Company Group, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are, to the Knowledge of the Company, in sufficiently good working condition to effectively perform all information technology operations. To the Knowledge of the Company, the IT Systems include a sufficient number of license seats for all Software as necessary for the operation of the business of the Company Group as currently conducted.

(c)          To the Knowledge of the Company, since December 31, 2017, there have been no unauthorized intrusions, failures, breakdowns, security breaches, continued substandard performance, or other adverse events affecting any such IT Systems that have caused any substantial disruption of or interruption in or to the use of such IT Systems or any unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company Group. The Company Group maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the business of the Company Group, acts in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

4.18          Real Property.

(a)          No Company Group Member owns any real property.

(b)          Schedule 4.18(b) contains a complete and accurate list by property, city, state and country, of all real property leasehold or subleasehold estates and other rights to possess or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Group as of the date of this Agreement (the “Leased Company Properties”). The Company Group is the sole legal and beneficial owner of a leasehold or subleasehold interest in, or other right to possess or occupy, the Leased Company Properties.

(c)          Schedule 4.18(c) contains a complete and accurate list of all leases, subleases, licenses, concessions, and other Contracts, agreements and leasehold arrangements and all related supplemental documents (collectively, the “Lease Documents”) pursuant to which the Company Group leases, licenses, subleases or otherwise occupies any Leased Company Property on the date hereof. The Company has delivered to Acquiror a true and complete copy of each such Lease Document. No Company Group Member nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document, and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination or acceleration of rent under such Lease Document, by a Company Group Member or, to the Knowledge of the Company, any other party thereto.

(d)          Each Lease Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions, is legal, valid, binding and enforceable against the Company Group Member that is a party to such Lease Document and, to the Knowledge of the Company, any other party to such Lease Document. The Company Group has paid the rent and all other sums that are due and payable under such Lease Documents and there are no significant arrears thereunder due and payable by the Company Group.

(e)          To the Knowledge of the Company, there exist no restrictions, covenants or encumbrances which encumber any of the Leased Company Properties and which prevent any of the Leased Company Properties from being used now or in the future for their current use or would prevent, or require consent from a third party as a result of, the consummation of the transactions contemplated by this Agreement or which would be material and adverse to the Company Group, taken as a whole.

(f)          No Company Group Member has at any time given any covenant or entered into any agreement in respect of any leasehold real property other than the Leased Company Properties in respect of which any material contingent liability of the Company Group remains as of the date of this Agreement. No Company Group Member has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Company Property or any portion thereof, and no Company Group Member has collaterally assigned or granted any other security interest in any Lease Document or any interest therein.

(g)          As of the date hereof, there are no material outstanding Actions to which any Company Group Member is a party in respect of any of the Leased Company Properties, other than nondelinquent real property assessments affecting the Leased Company Properties. As of the date of this Agreement, the Company Group’s possession and quiet enjoyment of the Leased Company Property under each Lease Document is not materially disturbed.

4.19          Corrupt Practices; Sanctions.

(a)          Since December 31, 2016, no Company Group Member nor any of such Company Group Member’s Representatives has directly or indirectly paid, received, offered or promised to pay or receive, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to or from any Person, including any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation of any Anti-Corruption Laws. Each Company Group Member (i) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which such Company Group Member operates and (ii) has maintained such policies and procedures in force. To the Knowledge of the Company, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of any Company Group Member.

(b)          Since December 31, 2016, no Company Group Member nor any of its Representatives, to the Knowledge of any Company Group Member or any of their respective Representatives has, or is presently or has agreed to become, engaged in any conduct that violates any applicable Anti-Corruption Laws.

(c)          Since December 31, 2016, no Company Group Member nor any of its Representatives is currently or has been (i) a Sanctioned Person, (ii) conducting, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) or engaged in any dealings with or for the direct or indirect benefit of or on behalf of any Sanctioned Person or in any Sanctioned Country, (iii) engaging in any export, reexport, transfer or provision of any goods, Software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (iv) otherwise in violation of any applicable Sanctions, Ex-Im Laws or U.S. anti-boycott Laws (collectively, “Trade Control Laws”).

(d)          Since December 31, 2016, no Company Group Member has, in connection with or relating to the business of the Company Group, received from any Governmental Authority or any Person any written or, to the Knowledge of the Company, oral notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Control Laws or Anti-Corruption Laws. The Company Group maintains in effect written policies, procedures and internal controls, including an internal controls system, that are reasonably designed to prevent, deter and detect violations of applicable Trade Control Laws and Anti-Corruption Laws.

4.20          Insurance.

(a)          Schedule 4.20(a) sets forth a true and complete list of the material current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company Group (the “Insurance Policies”). To the Knowledge of the Company, there are no events, circumstances or other liabilities that would reasonably be expected to give rise to a material claim under the Insurance Policies.

(b)          Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company Group, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c)          As of the date hereof, no Company Group Member has received any written notice of cancellation of, a material premium increase (relative to others in the industry in which any Company Group Member operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company Group or the assets, business, operations, employees, officers and directors of the Company Group pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

4.21          Competition and Trade Regulation.

(a)          In the past five years, the Company Group has been and is currently in compliance with relevant Sanctions and export control Laws and regulations in jurisdictions in which the Company Group does business or to which the Company Group is otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States Sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control. The Company Group also has policies and procedures in place designed to ensure compliance with the applicable trade sanctions Laws and are following such policies and procedures in all material respects.

(b)          Each Company Group Member is in compliance with all applicable Antitrust Laws in all material respects. No Company Group Member is nor since December 31, 2017 has such Company Group Member been a party to any agreement or arrangement with a Governmental Authority under any Antitrust Laws in any jurisdiction in which the Company Group has assets or carries on or intends to carry on business.

4.22          Environmental Matters. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)          the Company Group is, and since December 31, 2017, except as set forth on Schedule 4.22(a), has been, in compliance in all respects with all Environmental Laws and all Company Permits required under Environmental Laws in connection with the operation of the Company Group’s business or ownership or operation of the Leased Company Properties, which Company Permits have been obtained by the Company Group and are current and valid;

(b)          there are no Actions or Governmental Orders pending, or to the Knowledge of the Company, threatened, against the Company Group, nor, to the Knowledge of the Company, has the Company Group received any written notification of or otherwise been made aware of, any actual or alleged violation of, or liability under, Environmental Laws;

(c)          the Company Group (or any other Person to the extent giving rise to liability for the Company Group) has not manufactured, generated, treated, stored, disposed or arranged for disposal of, transported, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Material under circumstances or in quantities that violate Environmental Laws or which would reasonably be expected to give rise to liability for the Company Group pursuant to Environmental Laws; and

(d)          the Company has furnished to the Acquiror copies of all material environmental reports, assessments and audits in its possession or reasonable control relating to the Company Group’s compliance with Environmental Laws or the environmental condition of the real property operated or leased by the Company Group in connection with its business.

4.23          Customers and Suppliers.

(a)          Schedule 4.23(a) sets forth a true, correct and complete list, as of the date of this Agreement, of the 10 largest customers of the Company Group (each, a “Material Customer”), during each 12 month period ended as of December 31, 2020, December 31, 2019 and December 31, 2018, in each case measured by the amount of revenue received by any Company Group Member during such period. Except as set forth on Schedule 4.23(a), as of the date hereof, no Company Group Member has since December 31, 2017 received any written, or to the Knowledge of the Company, oral notice that any Material Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with any Company Group Member or its purchase of Products.

(b)          Schedule 4.23(b) sets forth a complete and correct list, as of the date of this Agreement, of the 10 largest vendors, suppliers, service providers and other similar business relations of the Company Group (each, a “Material Vendor”) during each 12 month period ended as of December 31, 2020, December 31, 2019 and December 31, 2018 in each case measured by the amount of expenditure by any Company Group Member during such period. Except as set forth in Schedule 4.23(b), as of the date hereof, no Company Group Member has since December 31, 2017 received any written, or to the Knowledge of the Company, oral notice that any Material Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its relationship with any Company Group Member.

4.24          Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.24, the fees and expenses of which will be paid by the Company Group pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Company Group Member.

4.25          U.S. Nuclear Regulatory Matters.

(a)          No Company Group Member has operated or is currently operating any “utilization facility,” as defined in the Atomic Energy Act and the regulations of the NRC thereunder, whether or not owned, in whole or part, by any Company Group Member. Further, no Company Group Member possesses a license from the NRC for the construction or operation, or construction and operation, of any utilization facility.

(b)          No Company Group Member currently holds or requires any license for the possession or use of nuclear materials, whether such materials are classified as “source materials,” “special nuclear materials,” or “byproduct materials” pursuant to the Atomic Energy Act and the regulations of the NRC thereunder.

(c)          Each Company Group Member is in compliance with all applicable Laws relating to the design, licensing, construction and operation of “utilization facilities,” as defined in the Atomic Energy Act and the regulations of the NRC thereunder. No Company Group Member is subject to any Law that could prevent or materially inhibit the Company Group’s ability to design, license, or construct any such facilities, and the execution, delivery and performance by the Company Group of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, shall not cause the Company Group or any Company Group Member to become subject to any such Law.

4.26          Affiliate Agreements. Except as set forth on Schedule 4.26, no Company Group Member is party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of any Company Group Member, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent or more of the capital stock or equity interests of the Acquiror, Merger Sub or any Company Group Member or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

4.27          No Other Representations or Warranties. The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made by the Company Group, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, the Company Group, its Affiliates and each of their respective Representative has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company Group. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company Group or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article IV, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.

Article V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or before December 12, 2021 (excluding (i) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors” or “Forward-Looking Statements” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

5.01          Organization, Standing and Corporate Power.

(a)          Acquiror is an entity duly incorporated validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not have an Acquiror Material Adverse Effect.

(b)          Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full legal entity power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

(c)          Acquiror has provided to the Company a true, complete and correct copy of the Acquiror Organizational Documents and, other than as contained in the Acquiror SEC Reports, there are no other Contracts which would amend, supplement or relate to the subject matters described in the Acquiror Organizational Documents.

5.02          Corporate Authority; Approval; Non-Contravention; Government Approvals.

(a)          Each of Acquiror and Merger Sub has the requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of Acquiror and Merger Sub, and no other corporate or other actions on the part of Acquiror or Merger Sub are necessary to authorize the execution and delivery by Acquiror or Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Stockholder Approvals. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b)          The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror and/or Merger Sub is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Stockholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror, Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to materially impair, delay or prohibit the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c)          No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery by Acquiror or Merger Sub of this Agreement or the consummation of the Transactions contemplated by this Agreement or the Ancillary Agreements, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not have an Acquiror Material Adverse Effect.

5.03          Compliance with Laws. Acquiror and Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Merger Sub, and each of Acquiror and Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws, and no written notices have been received by either Acquiror or Merger Sub from any Governmental Authority or any other Person alleging an uncured material violation of any Law.

5.04          Employee Benefit Plans. Except as may be contemplated by the Acquiror Equity Plan Proposal, neither Acquiror nor Merger Sub maintains or contributes to any Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, stockholder, director, officer or employee of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.05          Financial Ability; Trust Account.

(a)          As of the date hereof, there is at least $232,300,000 invested in a trust account at Morgan Stanley Smith Barney LLC (the “Trust Account”), with Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated November 23, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Acquiror Organizational Documents and Acquiror’s final prospectus, dated November 23, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Since November 24, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement and for the period from August 16, 2021 to October 14, 2021 in connection with Acquiror’s prior business combination transaction, upon the termination of which, such funds were promptly returned to the Trust Account). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b)        As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)        As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.06         Taxes.

(a)        Acquiror is, and has at all times since its date of formation been, treated as a corporation for U.S. federal income tax purposes, and Merger Sub is, and has at all times since its date of formation been, treated as a disregarded entity for U.S. federal income Tax purposes.

(b)        Each of Acquiror and Merger Sub has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Each of Acquiror and Merger Sub has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c)        Each of Acquiror and Merger Sub, as applicable, has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and Tax information reporting, collection and retention and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(d)        Neither Acquiror nor Merger Sub has (i) made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) applied for a loan under 15 U.S.C. 636(a)(36).

(e)        No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Tax Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(f)        There is no Tax audit, examination or other Action of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(g)        Neither Acquiror nor Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of U.S. state or local or non-U.S. Law).

(h)        Acquiror and Merger Sub do not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by operation of Law.

(i)         Acquiror and Merger Sub will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business; or (v) intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

(j)         There are no Liens for Taxes on any assets of either Acquiror or Merger Sub other than Permitted Liens.

(k)        No written claims have ever been made by any Tax Authority in a jurisdiction where Acquiror and Merger Sub do not file Tax Returns that the Company Group is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(l)         Neither Acquiror nor Merger Sub has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(m)       To the Knowledge of Acquiror, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

5.07         Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.07, the fees and expenses of which will be paid by Acquiror or Merger Sub pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates.

5.08         Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)        Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since November 23, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in Schedule 5.08(a), the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)        Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as disclosed in Schedule 5.08(b), such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)        Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Except as disclosed in Schedule 5.08(c), such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)        There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)        Except as disclosed in the Schedule 5.08(e), neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in Acquiror’s internal control over financial reporting, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or Acquiror’s internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing.

(f)         Acquiror does not have any past due liability relating to the PCAOB issuer accounting support fee.

(g)        To the Knowledge of Acquiror, as of the date hereof, there are no outstanding comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.09         Business Activities; Absence of Changes.

(a)        Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had an Acquiror Material Adverse Effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)        Other than Merger Sub, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)        Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03), (ii) as set forth on Schedule 5.09(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 in the aggregate with respect to any individual Contract or when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and Contracts set forth on Schedule 5.09(c)).

(d)        There is no liability, debt or obligation against Acquiror or Merger Sub, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of December 31, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period December 31, 2020 in the ordinary course of the operation of business of the Acquiror and Merger Sub (other than any such liabilities as are or would be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole) or (iii) disclosed in Schedule 5.09(d).

(e)        Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(f)        Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)        Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)        (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror or Merger Sub that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect and (ii) from November 23, 2020 through the date of this Agreement, Acquiror and Merger Sub have not taken any action that would require the consent of the Company pursuant to Section 7.03 if such action had been taken after the date hereof.

5.10         Information Supplied; Registration Statement. None of the information supplied or to be supplied by the Acquiror or Merger Sub for inclusion in the Registration Statement (together with any amendments or supplements thereto) will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time such information is filed, submitted or made publicly available with the SEC; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to the Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

5.11         Litigation. As of the date of this Agreement, there are no material Actions pending or, to the Knowledge of the Acquiror, threatened against the Acquiror or, to the Knowledge of the Acquiror, any director, officer or employee of the Acquiror (in their capacity as such) and since the Acquiror’s date of incorporation there have not been any such material Actions. There are no material Actions pending or threatened by Acquiror against any other Person.

5.12         No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(b), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement or any certificate delivered in accordance with Section 9.02(b). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(b), with all faults and without any other representation or warranty of any nature whatsoever.

5.13         Capitalization.

(a)         As of the date hereof, the authorized capital stock of Acquiror consists of (i) 300,000,000 Acquiror Class A Shares, of which (A) 23,000,000 Acquiror Class A Shares are issued and outstanding as of the date of this Agreement and (B) 20,400,000 Acquiror Warrants are issued and outstanding as of the date of this Agreement, (ii) 30,000,000 Acquiror Old Class B Shares, par value $0.0001, of which 5,750,000 shares are issued and outstanding as of the date of this Agreement and (iii) 1,000,000 preference shares of the Acquiror, par value $0.0001, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Acquiror Class A Shares and Acquiror Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Schedule 5.13(a) with respect to certain Acquiror Class A Shares held by the Sponsor.

(b)         Except for this Agreement, the Acquiror Warrants, Acquiror Old Class B Shares and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Class A Shares or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in Schedule 5.13(b) or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholders may vote. Except as disclosed in Schedule 5.13(b), Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Class A Shares or any other equity interests of Acquiror. Other than Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will not be waived on or prior to the Closing Date.

(c)         All of the issued and outstanding Equity Securities of Merger Sub are held by Acquiror as of the date of this Agreement. All outstanding Equity Securities of such Merger Sub are validly issued, fully paid and non-assessable, and are not subject to preemptive rights or any other Liens (other than Liens arising pursuant to applicable Securities Laws).

(d)         Subject to approval of the Proposals, the shares of Acquiror New Class B Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable under Delaware Law, and will not be subject to any preemptive rights of any other shareholder of Acquiror and will be capable of effectively vesting in the Company Unitholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

5.14         NASDAQ Stock Market Quotation. The issued and outstanding shares of Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “SV”. Acquiror is in compliance in all material respects with the rules of NASDAQ and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Shares or terminate the listing of Acquiror Class A Shares on NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Shares or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

5.15         Affiliate Agreements. Except as set forth on Schedule 5.15, neither of the Acquiror nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.16         Corrupt Practice.

(a)           Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub, nor any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws.

(b)           Since their respective dates of incorporation, neither Acquiror nor Merger Sub nor, to the Knowledge of Acquiror, any of their respective Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

(c)           Since their respective dates of incorporation, neither Acquiror nor Merger Sub is conducting or has conducted, directly or to the Knowledge of the Acquiror, indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or to the Knowledge of the Acquiror, indirect benefit of or on behalf of a person or entity:

(i)         named as a “specially designated national and blocked person” on the most current Specially Designated Nationals and Blocked Persons List maintained by OFAC or with whom it would be prohibited for Acquiror or Merger Sub to engage in transactions or dealings under any of the sanctions programs of the United States administered by OFAC which would be applicable to the relevant transaction, in violation of applicable Sanctions; or

(ii)         which is the subject of or otherwise targeted by, or is located or organized in any country or territory that is subject to, any such sanctions which would be applicable to the relevant transaction, in violation of applicable Sanctions.

5.17         PIPE Investment Amount; Subscription Agreements. Acquiror has delivered to the Company true, correct and complete copies of each of the fully executed Subscription Agreements pursuant to which the Subscribers have committed, subject to the terms and conditions therein, to purchase at least 21,300,000 shares of Acquiror Common Stock in the aggregate for an aggregate amount equal to $211,000,000 (the “PIPE Investment Amount”). Each of the Subscription Agreements is in full force and effect and is legal, valid and binding upon the Acquiror, enforceable in accordance with its terms. Each such Subscription Agreement provides that the Company is a third-party beneficiary thereunder, entitled to enforce such agreements against the Subscriber. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by any Subscriber party thereto in any respect. As of the date hereof, there are no Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. Acquiror has, and to the Knowledge of Acquiror, each Subscriber has, complied with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the Knowledge of Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (a) constitute a default or breach on the part of Acquiror or the Subscribers, (b) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or each Subscriber or (c) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

5.18         No Other Representations or Warranties. The representations and warranties made by Acquiror and Merger Sub in this Article V are the exclusive representations and warranties made by Acquiror, Merger Sub, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article V, neither Acquiror nor Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or Merger Sub in this Article V, written information made available to the other parties hereto in the course of their evaluation of Acquiror and Merger Sub and the negotiation of this Agreement or in the course of the Transactions.

Article VI
COVENANTS OF THE COMPANY

6.01         Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall (and shall cause each other Company Group Member to), except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company Group, and maintain the existing relations and goodwill of the Company Group with the Company Group’s customers, suppliers, distributors and creditors, as well as with the NRC and any analogous Governmental Authority outside of the United States and (iii) use commercially reasonable efforts to keep available the services of the present officers of the Company Group; provided, that, in the case of each of the preceding clauses (i)-(iii), the Company may, in connection with COVID-19, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company Group’s employees and other individuals having business dealings with the Company Group or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that to the extent that any Company Group Member took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, such Company Group Member resumes conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not (and shall cause each other Company Group Member not to) during the Interim Period:

(a)        change or amend the Company Group Organizational Documents;

(b)        declare, make or pay any dividend or other distribution (whether in cash, equity or property) to its members or repurchase or redeem any of its equity interests;

(c)        create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any Equity Securities or other securities of whatsoever nature convertible into Equity Securities (or any option to subscribe for the same) of any Company Group Member, except pursuant to the exercise of Company Options outstanding as of the date hereof;

(d)        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Securities, other than redemptions of Equity Securities from former employees in the ordinary course of business consistent with past practice upon the terms set forth in the underlying agreements governing such Equity Securities;

(e)        enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Material Contract or Lease Document (or any Contract, that if existing on the date hereof, would be a Material Contract or Lease Document), other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts in the ordinary course of business consistent with past practice;

(f)        enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract or other arrangement to which any Company Group Member, on one hand, and a Company Unitholder or its Affiliate, on the other hand, are parties, except as set forth on Schedule 6.01(f);

(g)        sell, transfer, lease, pledge, license or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of any Company Group Member (including Company Intellectual Property and Company Software) to any Person that is not a Company Group Member, except for sales of inventory in the ordinary course of business consistent with past practice, other than (i) as set forth on Schedule 6.01(f), (ii) Permitted Liens or (iii) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice (including performance and warranty bonds for the benefit of customers) and that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole;

(h)        intentionally permit any material item of Owned Intellectual Property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Owned Intellectual Property;

(i)         except as set forth on Schedule 6.01(i) or as otherwise required pursuant to the terms of a Company Benefit Plan in effect on the date of this Agreement and set forth on Schedule 4.12(a) or applicable Law, (i) grant or promise to grant any increase or decrease in compensation, benefits or severance to any current or former employee, officer, director or other individual service provider of the Company Group, except in the ordinary course of business and consistent with past practice, (ii) except for changes to health or welfare benefit plans (other than severance arrangements) in connection with annual renewals in the ordinary course of business, adopt, enter into, amend, modify, or terminate any Company Benefit Plan, any benefit or compensation plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date hereof, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which any Company Group Member is a party or by which it is bound, (iii) grant, provide or promise to grant or provide any severance or termination payments, incentive compensation, deferred compensation, equity or equity-based compensation, or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of the Company Group, except in the ordinary course of business and consistent with past practice, (iv) accelerate the timing, vesting or payment of any compensation or benefit payable to any current or former employee or individual service provider of the Company Group, except in the ordinary course of business and consistent with past practice, (v) hire, engage, terminate (other than for cause), furlough, or temporarily layoff any employee or independent contractor of the Company Group with annualized compensation in excess of $250,000, (vi) terminate, negotiate, modify, extend, or enter into any CBA, or recognize or certify any labor union, works council, labor organization, or group of employees as the bargaining representative for any employees of the Company Group, (vii) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate the WARN Act or any similar Laws, or (viii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor with annualized compensation in excess of $250,000;

(j)         acquire (including by merger or consolidation with), or merge or consolidate with, or purchase a material portion of the assets or equity of, any Person or division thereof;

(k)        enter into any joint venture;

(l)         adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Group Member (other than the transactions contemplated by this Agreement);

(m)       make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $2,500,000, other than any capital expenditure (or series of related capital expenditures) consistent with the Company’s annual capital expenditure budget for periods following the date hereof, as set forth on Schedule 6.01(m), and made available to Acquiror prior to the date hereof;

(n)        make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, incur any material liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);

(o)        initiate, waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice and where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $1,000,000 in the aggregate;

(p)        incur, issue, assume, guarantee, endorse or otherwise become responsible for any Indebtedness, or make any loans or advances, or intentionally grant any security interest in any assets, or in any material respect, modify any Indebtedness, other than intercompany Indebtedness or except in the ordinary course of business consistent with past practice;

(q)        make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(r)         enter into any material new line of business outside of the business currently conducted by, or contemplated to be conducted by and set forth on Schedule 6.01(r), the Company Group as of the date of this Agreement;

(s)        fail to maintain the Company Permits;

(t)         make any material change in financial accounting methods, principles or practices, except insofar as may be required by a change in, or a new application of, GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(u)        voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company Group, taken as a whole, any Insurance Policy maintained with respect to the Company Group Members and their assets and properties;

(v)        voluntarily terminate or fail to diligently pursue any design certification, pre-application, application or standard design approval activities at the NRC or analogous proceedings with any Governmental Authority outside of the United States;

(w)        fail to maintain the Leased Company Properties in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted;

(x)        issue any additional Equity Securities pursuant to (i) the Agreement to Convert Debt into Equity, dated March 3, 2014, by and between the Company and Enercon Services, Inc., as amended by Amendment No. 1 to Agreement to Convert Debt to Equity dated November 16, 2015, (ii) the Agreement to Convert Debt into Equity, dated April 26, 2012, by between the Company and ARES Corporation, and (iii) the Strategic Supplier Agreement dated May 5, 2016 between the Company and Weed Instrument Co., dba Ultra Electronics Nuclear Sensors and Process Instrumentation; and

(y)        enter into any agreement or undertaking to do any action prohibited under this Section 6.01.

6.02         Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to a Company Group Member by third parties that may be in a Company Group Member’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) in the judgment of legal counsel (including in-house counsel) of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or the Company’s documented security clearance policy currently in place or confidentiality obligations to which a Company Group Member is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company Group, to all of the properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company Group, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company Group and that are in the possession of the Company Group as such Representatives may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or invasive analysis of any properties, facilities or equipment of the Company Group without the prior written consent of the Company. Acquiror shall coordinate its access rights pursuant to Section 6.02 with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Company Group. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

6.03         HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall file promptly but in no event later than 10 Business Days after the date hereof, the notification required from the Company under the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall (a) substantially comply with any Information or Document Requests and (b) if available, request early termination of any waiting period under the HSR Act. The Company shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted. The Company shall promptly notify the Acquiror of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and to the extent permitted, furnish to Acquiror, upon written request, copies of any notices or written communications received by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement, and to the extent permitted, the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by any Company Group Member to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between any Company Group Member or any of their Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to the Acquiror under this Section 6.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company Group to, and the Company Group shall not, without the prior written consent of the Acquiror or Merger Sub, agree or otherwise be required to, take any action with respect to the Company Group, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company Group, or any interest therein.

6.04         No Claim Against the Trust Account. The Company acknowledges that the Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, , that Acquiror has established the Trust Account for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further agrees that the Acquiror’s sole assets consist of the cash proceeds of the Acquiror’s initial public offering and private placements of its securities, and substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by May 27, 2022 or such later date as approved by the Acquiror Board to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself, each other Company Group Member and its and their respective Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate redemptions of any shares of Acquiror and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.04 shall survive the termination of this Agreement for any reason.

6.05          Proxy Solicitation; Other Actions.

(a)            The Company agrees to use reasonable best efforts to provide Acquiror, as soon as reasonably practicable after the date hereof and, in any event, no later than December 19, 2021, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of unitholders’ equity of the Company as of and for the years ended December 31, 2019 and December 31, 2020, audited in accordance with the standards of the Public Company Accounting Oversight Board, and unaudited interim financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of unitholders’ equity of the Company as of and for the quarters ended September 30, 2020 and September 30, 2021, in each case, prepared in accordance with GAAP and Regulation S-X. The Company shall be available to, and the Company shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b)            From and after the date on which the Registration Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company Group or of any development regarding the Company Group, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.06          Non-Solicitation.

(a)            From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, except as disclosed in Schedule 6.06, the Company shall not, and shall cause the other Company Group Members and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly:

(i)              initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;

(ii)             engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;

(iii)            approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

(iv)            execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or

(v)             resolve or agree to do any of the foregoing.

(b)            Except as disclosed in Schedule 6.06, the Company also agrees that immediately following the execution of this Agreement it shall, and shall cause the other Company Group Members and use its reasonable best efforts to cause its and their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring any Company Group Member (and with whom any Company Group Member has had contact in 12 months prior to the date of this Agreement regarding the acquisition of any Company Group Member) to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of any Company Group Member. The Company shall promptly (and in any event within two Business Days) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. The Company shall promptly (and in any event within two Business Days) keep Acquiror informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by any Company Group Member or its Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by any Company Group Member or of any other Company Group Member’s Representatives acting on the Company’s behalf, shall be deemed to be a breach of this Section 6.06 by the Company.

6.07          Cooperation under the Credit Documents.

(a)            During the Interim Period, (i) the Company shall not terminate any commitments under the Credit Documents without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), and (ii) the Company shall maintain in effect and comply with, in all respects, the terms of the Credit Documents, in each case, as in effect on the date hereof, in accordance with the terms and subject to the conditions thereof.

(b)            At least three (3) Business Days prior to the Closing Date, the Company shall obtain and deliver to Acquiror a fully executed and effective copy of a payoff letter with respect to the Fluor Line of Credit Note (the “Fluor Payoff Letter”) in form and substance reasonably acceptable to Acquiror.

(c)            The Company shall obtain and deliver to Acquiror all documentation necessary to convert the balance of the Fluor Convertible Note into Equity Securities of the Company on or prior to the Closing in accordance with the terms thereof and to extend the maturity of the Fluor Convertible Note to the Termination Date.

Article VII
COVENANTS OF ACQUIROR

7.01          HSR Act and Regulatory Approvals.

(a)            In connection with the transactions contemplated by this Agreement, Acquiror shall file promptly but in no event later than 10 Business Days after the date hereof, the notification required from Acquiror or any of its Affiliates under the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law. Acquiror shall substantially comply with any Information or Document Requests.

(b)            If available, Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)            Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate (i) Acquiror to take any actions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect the Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Acquiror or the Company or (ii) Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, the Subscriber, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, the Subscriber or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

(d)            Acquiror shall promptly notify the Company of any substantive communication with, and to the extent permitted, furnish to the Company upon request copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and to the extent permitted, Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove competitively sensitive material; provided, that the Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

(e)            Acquiror and the Company shall each bear 50% of all filing fees or similar fees payable to any Governmental Authority (including the Regulatory Consent Authorities) in connection with the transactions contemplated by this Agreement.

7.02          Indemnification and Insurance.

(a)            From and after the Effective Time, Acquiror and the Surviving Company shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Existing Company LLCA and indemnification agreements in effect on the date of this Agreement to indemnify such Person (and advance expenses as incurred in defense of any Action to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company to, for a period of not less than six years from the Effective Time, (i) maintain provisions in its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, concerning the indemnification and exculpation (and provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of the Existing Company LLC Agreement, and such indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and its Subsidiaries to honor, each of the covenants in this Section 7.02.

(b)            For a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) on terms not less favorable than the terms provided to then-current directors and officers of the Acquiror; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time, provided that the aggregate cost of such tail policy (together with any insurance purchased pursuant to Section 7.09) shall not exceed $450,000 without the prior written consent of the Company and any such cost shall be deemed to be a Transaction Expense; and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c)            This Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Company under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

7.03          Conduct of Acquiror During the Interim Period.

(a)            During the Interim Period, Acquiror and Merger Sub shall, subject to Section 7.11, carry on their business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except as set forth on Schedule 7.03 or as expressly contemplated by this Agreement or the Sponsor Letter Agreement (including Section 8.06) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and shall not permit Merger Sub to:

(i)              change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii)             (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding Equity Securities; (B) split, combine, reclassify or otherwise change any of its Equity Securities; or (C) other than the redemption of any shares of Acquiror Class A Shares or Acquiror Common Stock, as applicable, required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities in, Acquiror;

(iii)            make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, incur any material liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);

(iv)            other than as set forth on Schedule 7.03(a)(iv), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(v)             waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any material liability, other than in the ordinary course of business consistent with past practice;

(vi)            incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii)          (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any Equity Securities, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the transactions contemplated by this Agreement (including the transactions contemplated by the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)         adopt or amend any Benefit Plan, or enter into any employment contract or collective bargaining agreement other than the Acquiror Equity Incentive Plan or as otherwise contemplated by this Agreement;

(ix)            acquire (including by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of) any Person or division thereof;

(x)             adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquiror or Merger Sub (other than the transactions contemplated by this Agreement);

(xi)            make any capital expenditures;

(xii)           make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiii)          enter into any new line of business outside of the business currently conducted by Acquiror and Merger Sub as of the date of this Agreement;

(xiv)          make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in, or a new application of, GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xv)           voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Acquiror and Merger Sub and their assets and properties; or

(xvi)          enter into any agreement or undertaking to do any action prohibited under this Section 7.03.

(b)            During the Interim Period, Acquiror shall, and shall cause Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or Merger Sub may be a party.

7.04          Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) all amounts payable to Redeeming Stockholders who shall have validly elected to redeem shares of Acquiror Class A Shares in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 11.05, and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be contributed to Merger Sub.

7.05          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or Merger Sub by third parties that may be in Acquiror’s or Merger Sub’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or Merger Sub is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company Group, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.06          Acquiror NASDAQ Listing.

(a)            From the date hereof through the Closing, Acquiror shall use best efforts to ensure Acquiror remains listed as a public company on, and shall use best efforts to cause the Acquiror Class A Shares, the Acquiror Common Stock and the Acquiror Warrants to be listed on, NASDAQ.

(b)            Acquiror shall use best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions or otherwise reserved for issuance and the Acquiror Warrants to be approved for listing on NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date.

7.07          Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.08          Financing.

(a)            Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary, proper or advisable (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable efforts to (i) comply with its respective obligations under the Subscription Agreements, (w) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (x) satisfy on a timely basis all conditions and covenants applicable to Acquiror set forth in the applicable Subscription Agreements within its control, (y) consummate the PIPE Investment when required pursuant to this Agreement, and (z) enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Acquiror the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms. Acquiror shall give the Company prompt written notice upon (A) becoming aware of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements, (B) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements. Acquiror shall not, without the prior written consent of the Company, amend, modify, supplement or waive (or permit any waiver of) any provision of, or terminate or abandon its plans with respect to, or provide consent to amend, modify, supplement, waive, assign or terminate any provision or remedy under, or any replacements of, any Subscription Agreement.

(b)            If all or any portion of the PIPE Investment becomes unavailable, (i) Acquiror shall promptly notify the Company, (ii) Acquiror and the Company shall mutually cooperate in good faith and Acquiror and the Company shall promptly use its reasonable best efforts to promptly obtain the PIPE Investment or such portion of the PIPE Investment from alternative sources in an amount, when added to any portion of the PIPE Investment that is available, equal to the PIPE Investment Amount (any alternative source(s) of financing, “Alternative PIPE Investment”) and (iii) in the event that Acquiror is able to obtain any Alternative PIPE Investment, subject to the prior written consent of the Company (in its sole discretion), Acquiror shall use its reasonable best efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Acquiror Common Stock at $10.00 per share and containing terms and conditions not less favorable in the aggregate from the standpoint of Acquiror and the Company than those in the Subscription Agreements entered into as of the date hereof (as determined by the Company (in its sole discretion)). In such event, the term “PIPE Investment” as used in this Agreement shall be deemed to include any Alternative PIPE Investment, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Acquiror” as used in this Agreement shall be deemed to include any Person that is subscribing for Acquiror Common Stock under any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Investment or Alternative PIPE Investment becomes unavailable, in each case subject to the prior written consent of the Company (in its sole discretion) Acquiror may utilize deposits, proceeds or any other amounts from the Trust Account and, to the extent acceptable to the Company, any additional third party financing to satisfy its financing obligations hereunder.

7.09            Additional Insurance Matters. Prior to the Closing, Acquiror may obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company); provided that the aggregate cost of such liability insurance policy (together with any tail policy purchased pursuant to Section 7.02(b)) shall not exceed $450,000 without the prior written consent of the Company and any such cost shall be deemed to be a Transaction Expense.

7.10          Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the number of directors constituting the Acquiror Board to be such number as is specified on Schedule 7.10(a), (b) the individuals set forth on Schedule 7.10(b) to be elected as members of the Acquiror Board, effective as of the Closing and (c) the individuals set forth on Schedule 7.10(c) to be the executive officers of Acquiror effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 7.10, which indemnification agreements shall continue to be effective following the Closing.

7.11          Exclusivity. Acquiror agrees that immediately following the execution of this Agreement it shall, and shall use its reasonable best efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with the Business Combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Business Combination. Acquiror shall promptly (and in any event within one Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Business Combination other than with the Company, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”). Acquiror shall promptly (and in any event within one Business Day) keep the Company reasonably informed of any material developments with respect to any such Business Combination Proposal, but for purposes of clarity, Acquiror is not permitted to initiate discussions or engage in any negotiations with any Person other than the Company relating to a Business Combination Proposal.

7.12          Redomicile. Prior to the consummation of the Transactions, and subject to the Supermajority Acquiror Stockholder Approval, Acquiror shall take all steps necessary to effect the Redomicile on the day prior to the Closing Date. In connection with the Redomicile, Acquiror shall adopt as Acquiror’s initial certificate of incorporation the form attached hereto as Exhibit E and Acquiror’s initial bylaws in the form attached hereto as Exhibit F. Acquiror shall effect the Redomicile in such a way that Acquiror’s representations and warranties set forth in Article V remain true and correct.

7.13          Acquiror Transaction Expenses. Acquiror shall not incur Transaction Expenses (excluding any deferred underwriting fees and PIPE placement agent fees) in excess of $7,300,000 without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

Article VIII
JOINT COVENANTS

8.01          Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and Acquiror shall cause Merger Sub to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

8.02          Preparation of Registration Statement; Special Meeting; Solicitation of Company Unitholder Approvals.

(a)            As promptly as practicable following the execution and delivery of this Agreement and in any event no later than 20 Business Days following the date of the delivery of the financial statements described in Section 6.05(a), Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Acquiror Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror. Acquiror and the Company shall each bear 50% of all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection therewith, other than fees and expenses of advisors (which shall be borne by the party incurring such fees). Acquiror also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby.

(b)            To the extent permitted by applicable Law, each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff, including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c)            Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the Articles of Association), and the adoption and approval of this Agreement (the “Transaction Proposal”) by way of Majority Acquiror Stockholder Approval, (ii) approval of the Acquiror Charter (the “Amendment Proposal”) by way of Supermajority Acquiror Stockholder Approval and each change to the Acquiror Charter that is required to be separately approved, (iii) approval of the issuance of the Merger Consideration pursuant to this Agreement and Acquiror Common Stock pursuant to Section 3.03 of this Agreement and pursuant to the Subscription Agreements in accordance with the rules of NASDAQ (the “NASDAQ Proposal”) by way of Majority Acquiror Stockholder Approval, (iv) the approval and adoption of the Acquiror Equity Incentive Plan (the “Acquiror Equity Plan Proposal”) by way of Majority Acquiror Stockholder Approval, (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals by way of Majority Acquiror Stockholder Approval, (vi) the Redomicile (the “Redomicile Proposal”) by way of Supermajority Acquiror Stockholder Approval and (vii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal, the Acquiror Equity Plan Proposal and the Redomicile Proposal, the “Proposals”) by way of Majority Acquiror Stockholder Approval. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Stockholders at the Special Meeting.

(d)            Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the CLCI, (ii) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Class A Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided, that if at any time prior to obtaining the Acquiror Stockholder Approvals, the Acquiror Board determines in good faith, after consultation with and receipt of a written opinion of outside legal counsel, that the failure to make an Acquiror Change in Recommendation in response to an Intervening Acquiror Event would, or upon advice of outside counsel, would reasonably be expected to, constitute a breach of its fiduciary duties under applicable Law, the Acquiror or the Acquiror Board may make an Acquiror Change in Recommendation solely to the extent necessary to avoid a breach of its fiduciary duties under applicable Law. Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of Acquiror Class A Shares to obtain the Acquiror Stockholder Approvals, as applicable, whether or not a quorum is present, subject to the Articles of Association, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting; provided, that the Special Meeting, without the prior written consent of the Company, (1) may not be adjourned to a date that is more than 10 Business Days after the date for which the Special Meeting was originally scheduled or the most recently adjourned Special Meeting (excluding any adjournments required by applicable Law) and (2) is held no later than four Business Days prior to the Termination Date.

(e)            As promptly as practicable following the execution of this Agreement, the Company shall solicit a written consent from the Company Unitholders approving and adopting this Agreement, the Merger and, to the extent required by Law, the Transactions (including (i) approval of the Transactions by the holders of at least a majority of all outstanding units of Existing Company Preferred Units and (ii) approval of the Transactions by the holders of a majority of the outstanding Existing Company Units, voting together as a single class on an as-converted basis (collectively, the “Company Unitholder Approvals”)). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (1) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Unitholders entitled to provide such written consent, (2) cause the consent solicitation statement to be disseminated to the Company Unitholders in compliance with applicable Law and (3) solicit written consents from the Company Unitholders to give the Company Unitholder Approvals. The Company shall, through the Company Board, recommend to the Company Unitholders that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. The Company will provide Acquiror with copies of all member consents it receives within one Business Day of receipt.

8.03          Tax Matters.

(a)            Transfer Taxes. Except as otherwise set forth in this Agreement, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be paid 50% by the Company and 50% by Acquiror. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b)            Tax Treatment. The parties intend that, for United States federal income tax purposes, (i) the Redomicile will qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (ii) the Recapitalization will qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations thereunder, (iii) the Merger will qualify as a transfer under Section 721(a) of the Code, (iv) the Sponsor Capital Contribution will qualify as a tax-free capital contribution under Section 118 of the Code, and (v) this Agreement is adopted as a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”). The Transactions shall be reported by the parties for all Tax purposes in accordance with the Intended Tax Treatment, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Intended Tax Treatment and, following the Closing, the parties hereto shall not, or and shall not permit or cause their respective controlled Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment.

(c)            The parties hereto shall, and shall cause their controlled Affiliates, to (i) cooperate in order to facilitate the issuance of any opinions relating to Tax matters that the SEC requires to be filed in connection with the Registration Statement, and (ii) deliver to Kirkland & Ellis LLP (or other applicable legal counsel to Acquiror) and Gibson, Dunn & Crutcher LLP, in each case, to the extent requested by such counsel, a duly executed certificate dated as of the date requested by such counsel, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion. If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that tax opinions be prepared and submitted with respect to the Tax treatment of the Transactions, (I) for Acquiror or the pre-Closing holders of Acquiror Class A Shares, Acquiror Warrants or Acquiror Old Class B Shares, then Acquiror will procure Kirkland & Ellis LLP or other counsel to Acquiror (“Acquiror Tax Counsel”) to deliver such tax opinions or (II) for the Company or the Company Unitholders, then Acquiror will procure Gibson, Dunn & Crutcher LLP or other counsel to the Company (“Company Tax Counsel”) to deliver such tax opinions, and, in either case, Acquiror and the Company shall deliver to Acquiror Tax Counsel or Company Tax Counsel, as applicable, customary Tax representation letters reasonably satisfactory to Acquiror Tax Counsel or Company Tax Counsel, as applicable, at such time or times as may be reasonably requested by Acquiror Tax Counsel or Company Tax Counsel, as applicable, in connection with the delivery of any such tax opinions with respect to the Tax treatment of the Transactions.

(d)            Acquiror or the Surviving Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Pre-Closing Flow-Through Tax Returns for the Surviving Company, the Company and its Subsidiaries required to be filed after the Closing. With respect to each such Pre-Closing Flow-Through Tax Return, (i) such Tax Returns shall be prepared consistent with past practice, except as otherwise required by applicable Law, (ii) Acquiror or the Surviving Company shall submit such Tax Return to the Company Unitholder Representative no later than thirty (30) days prior to filing any such Tax Return for its review, (iii) Acquiror or the Surviving Company shall make any changes to such Tax Returns reasonably requested by the Company Unitholder Representative to the extent such comments relate solely to Pre-Closing Flow-Through Tax Items and (iv) no such Pre-Closing Flow-Through Tax Return shall be filed without the prior written consent of the Company Unitholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to be granted fifteen (15) days after a Pre-Closing Flow-Through Tax Return is provided to the Company Unitholder Representative if the Company Unitholder Representative does not provide comments by such time). All other Tax Returns shall be prepared consistently with the provisions of the A&R Company LLC Agreement.

(e)            After the Closing, without the prior written consent of the Company Unitholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), the Acquiror shall not (and shall neither cause nor permit the Surviving Company and its Subsidiaries to) take any of the following actions: (w) amend, re-file or otherwise modify any Pre-Closing Flow-Through Tax Return, (x) enter into an agreement to extend the statute of limitations with respect to any Pre-Closing Flow-Through Tax Return (other than in the ordinary course consistent with past practice), (y) make, change, or revoke any Tax election affecting a Pre-Closing Flow-Through Tax Return or Pre-Closing Flow-Through Tax Item, or (z) initiate any discussion, voluntary disclosure or examination with any Governmental Authority regarding Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items.

(f)            Each of the parties hereto shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, including in connection with the filing of relevant Tax Returns and any Tax audit, examination or other Action. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax audit, examination or other Action, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the pre-Closing holders of Acquiror Class A Shares, Acquiror Warrants or Acquiror Old Class B Shares information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Acquiror’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period beginning on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code and “global intangible low-taxed income” under Section 951A of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations thereunder as a result of the Redomicile or Recapitalization. For the avoidance of doubt, the parties agree that the cooperation contemplated by this Section 8.03(f) shall be carried out in a manner so as not to unreasonably interfere with the conduct of business of the parties.

(g)            After the Closing, each party shall promptly notify the other parties in writing upon receipt by the applicable party or its Affiliates of notice of any audit, examination, claim or other similar proceeding (a “Tax Proceeding”) with respect to Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items. Such notification shall include a copy of the relevant portion of any correspondence received from the Tax Authority. Subject to Section 8.03(h), the Company Unitholder Representative shall have exclusive authority to control any Tax Proceeding pertaining solely to any Pre-Closing Flow-Through Tax Return for any taxable period ending on or before the Closing Date, provided that (i) Acquiror shall have the right to participate in any such Tax Proceeding, and (ii) the Company Unitholder Representative shall not settle or compromise any such Tax Proceeding without the prior written consent of Acquiror which consent shall not be unreasonably withheld, conditioned or delayed. Acquiror shall have the exclusive authority to control any other Tax Proceeding relating to the Surviving Company, the Company and its Subsidiaries; provided that the Company Unitholder Representative shall have the participation, consent, and other rights granted thereto in the A&R Company LLC Agreement.

(h)            Section 6226 Election. Notwithstanding anything to the contrary in this Agreement or the A&R LLC Agreement, with respect to any Tax Proceeding of any Company Group Member for any taxable period (or portion thereof) ending on or prior to the Closing Date in which the Partnership Tax Audit Rules apply (each, a “Relevant Tax Audit”), unless otherwise agreed in writing by the Acquiror, the “partnership representative” (within the meaning of the Partnership Tax Audit Rules) of such Company Group Member, the Company Group Members, and all of their respective Affiliates shall take such actions as are necessary to make (or cause to be made) an election under Section 6226 of the Code with respect to any “imputed underpayment” (within the meaning of the Partnership Tax Audit Rules) arising in connection with any such Relevant Tax Audit (and to make any similar elections under any applicable state or local Law). Neither the “partnership representative” (within the meaning of the Partnership Tax Audit Rules) of such Company Group Member nor any Company Group Member nor any of their respective Affiliates shall make any election or otherwise take any action to cause the Partnership Tax Audit Rules to apply to the Company Group Members at any earlier date than is required by applicable Law.

8.04          Confidentiality; Publicity.

(a)            Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

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(b)            The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form previously agreed by the parties. None of Acquiror, Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) subject to Section 6.02 and this Section 8.04, each party hereto may communicate with third parties to the extent necessary for the purpose of seeking any third party consent.

8.05          Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Article IX
CONDITIONS TO OBLIGATIONS

9.01          Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)            Antitrust Law Approval. (i) All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated, (ii) all waiting periods (and any extensions thereof) under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals, clearances or authorizations under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) required to be obtained prior to the Closing shall have been obtained, and (iii) any agreement with any Governmental Authority not to consummate the transactions contemplated hereby shall have expired or been terminated.

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(b)            No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Merger.

(c)            Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d)            Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)            Acquiror Stockholder Approvals. The Acquiror Stockholder Approvals shall have been obtained.

(f)            Company Unitholder Approvals. The Company Unitholder Approvals shall have been obtained.

(g)            Acquiror Net Tangible Assets. Acquiror shall not have redeemed the Acquiror Class A Shares in an amount that would cause the Acquiror to have net tangible assets of less than $5,000,001.

9.02          Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)            Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention), Section 4.07(d) (Absence of Certain Changes or Events) and Section 4.24 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.04 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects other than de minimis inaccuracies as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

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(b)            Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)            Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)            Ancillary Agreements. The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Unitholder, is party.

(e)            No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(f)            Debt Instruments. The Company shall have delivered to Acquiror fully executed copies of the Fluor Payoff Letter in form and substance reasonably satisfactory to Acquiror and at least three (3) Business Days prior to the Closing Date.

9.03          Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention), Section 5.09(h)(i) (Absence of Certain Changes or Events) and Section 5.07 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and Merger Sub contained in Section 5.13 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects other than de minimis inaccuracies as of such earlier date. All other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an Acquiror Material Adverse Effect.

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(b)            Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)            Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)            Acquiror Initial Charter. The Acquiror shall have filed and adopted the Acquiror Charter.

(e)            NASDAQ. The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(f)            Ancillary Agreements. Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is party.

(g)            Resignations. The directors and executive officers of Acquiror listed on Schedule 9.03(g) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(h)            Company’s Required Funds. The Closing Acquiror Cash shall equal or exceed $200 million, and Acquiror shall have made arrangements for any Closing Acquiror Cash held in the Trust Account to be released from the Trust Account at the Effective Time.

Article X
TERMINATION/EFFECTIVENESS

10.01        Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned:

(a)            by mutual written consent of the Company and Acquiror;

(b)            prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before May 20, 2022, as such date may be extended upon the mutual written consent of Company and Acquiror (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if either (A) Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;

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(c)            prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if either (A) the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;

(d)            by written notice from the Company to the Acquiror if Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting); or

(e)            by written notice from Acquiror to the Company if the Company Unitholder Approvals have not been obtained within 10 Business Days following the date hereof.

10.02        Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or any of their respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 6.04, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

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Article XI
MISCELLANEOUS

11.01        Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or board of managers, as applicable, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02        Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)            If to Acquiror or Merger Sub to:

Spring Valley Acquisition Corp.
2100 McKinney Ave., Suite 1675
Dallas, TX 75201
Attn:	Christopher Sorrells
E-mail:	Chris.Sorrells@sv-ac.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attn:	Adam D. Larson, P.C.
Allan Kirk
E-mail:	Adam.Larson@kirkland.com
Allan.Kirk@kirkland.com

(b)           If to the Company to:

NuScale Power, LLC
6650 SW Redwood Lane
Suite 210
Portland, OR 97224
Attn: General Counsel
E-mail: generalcounsel@nuscalepower.com

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with copies (which shall not constitute notice) to:

Fluor Enterprises, Inc.
6700 Las Colinas Blvd.
Irving, TX 75039
Attention: Chief Legal Officer
E-mail: John.Reynolds@Fluor.com

Gibson, Dunn & Crutcher LLP
3161 Michelson Drive
Irvine, CA 92612
Attn:	David C. Lee
John M. Williams III
Evan M. D’Amico
E-mail:	DLee@GibsonDunn.com
JWilliams@GibsonDunn.com
EDAmico@GibsonDunn.com

Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, OR 97205
Attn:	Jason M. Brauser
James M. Kearney
E-mail:	jason.brauser@stoel.com
jim.kearney@stoel.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03            Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04            Rights of Third Parties. Except as otherwise provided in Section 11.16, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of Acquiror and Merger Sub under this Agreement, and for the benefit of Acquiror and Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

11.05            Expenses. Except as otherwise provided herein (including Section 7.01(e), Section 8.03(a) and this Section 11.05), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that, each of the Acquiror and the Company shall bear 50% of all transfer agent fees and exchange agent fees incurred in connection with this Agreement and the Transactions herein contemplated whether or not such Transactions shall be consummated, and on the Closing Date following the Closing, (a) Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all documented out-of-pocket fees and disbursements of the Company for outside counsel incurred in connection with the Transactions and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions (the “Outstanding Company Expenses”), and (b) Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all reasonable, documented out-of-pocket fees and disbursements of Acquiror, Merger Sub, or the Sponsor for outside counsel and fees and expenses of Acquiror, Merger Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Merger Sub or the Sponsor incurred in connection with the Transactions (collectively, the “Outstanding Acquiror Expenses”).

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11.06            Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided that, the Redomicile shall be effected in accordance with both the DGCL and the CLCI, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07            Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08            Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09            Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements executed on the date hereof and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

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11.10            Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the equityholders of any of the parties shall not restrict the ability of the board of directors or managers of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12            Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (the “Court of Chancery”) and any state appellate court therefrom or, if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Redomicile to the extent required by the CLCI. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.12.

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11.13            Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14            Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15            Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Effective Time in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

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11.16            Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (d) except for the Company Representations by the Company and the Acquiror and Merger Sub Representations by each of Acquiror and Merger Sub, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (e) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by each of Acquiror and Merger Sub and the other representations expressly made by a Person in the Ancillary Agreements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

SPRING VALLEY ACQUISITION CORP.

By:	/s/ Christopher Sorrells
	Name:	Christopher Sorrells
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SPRING VALLEY MERGER SUB, LLC

By:	/s/ Christopher Sorrells
	Name:	Christopher Sorrells
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

NuScale Power, LLC

By:	/s/ John Hopkins
	Name:	John Hopkins
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT C

Form of Registration Rights Agreement

[See Attached]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2022, is made and entered into by and among NuScale Power Corp., a Delaware corporation (formerly known as Spring Valley Acquisition Corp., a Cayman Islands exempted corporation) (the “Company”), Spring Valley Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor Parent”), SV Acquisition Sponsor Sub, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder or New Holder on the signature pages hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder,” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company, Spring Valley Merger Sub, LLC, a Delaware limited liability company, and NuScale Power, LLC, an Oregon limited liability company (“NuScale”), have entered into that certain Agreement and Plan of Merger, dated as of December 13, 2021 (as amended or supplemented from time to time, the “Merger Agreement,” and the transactions contemplated thereby, the “Business Combination”);

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement, the Company domesticated as a Delaware corporation and, as a result, the Sponsor holds (i) Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (ii) warrants to purchase Common Stock at an exercise price of $11.50 per share, subject to adjustment (the “Warrants”);

WHEREAS, the Company and the Sponsor Parent entered into that certain Registration and Shareholder Rights Agreement, dated as of November 23, 2020 (the “Original RRA”);

WHEREAS, certain of the holders designated as New Holders on the signature pages hereto (the “New Holders”) will have the right, in certain circumstances, to receive Class A common stock, par value $0.0001 per share, of the Company upon exchange of the New Holders’ Company Common Units (as defined in the Merger Agreement) and Acquiror New Class B Stock (as defined in the Merger Agreement) (such Class A common stock received by the New Holders upon exchange is referred to as, the “Business Combination Shares”); and

WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of at least a majority in interest of the “Registrable Securities” (as such term is defined in the Original RRA) at the time in question; and

WHEREAS, in connection with the execution of this Agreement, the Company and the Sponsor Parent desire to amend and restate the Original RRA in its entirety as set forth in this Agreement, and to include the recipients of the Business Combination Shares identified herein.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
DEFINITIONS

1.1            Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

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“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, QIB or Institutional Accredited Investor, bought deal, over-night deal or similar transaction that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Shares” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall have the meaning given in subsection 2.2.1.

“Effectiveness Period” is defined in Section 3.1.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.

“Holder” and “Holders” shall have the meaning given in the Preamble.

“Institutional Accredited Investor” means an institutional “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

“Joinder” shall have the meaning given in Section 6.2.

“Maximum Number of Securities” shall have the meaning given in Section 2.3.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“New Holders” shall have the meaning given in the Recitals hereto.

“NuScale” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

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“Permitted Transferees” shall mean (a) the members of a Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (b) any trust for the direct or indirect benefit of a Holder or the immediate family of a Holder, (c) if a Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (d) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in a Holder or (e) any affiliate of a Holder or the immediate family of such affiliate.

“Piggyback Registration” shall have the meaning given in subsection 2.4.1.

“Pro Rata” shall have the meaning given in Section 2.3.

“QIB” shall mean a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Registrable Securities” shall mean (a) all shares of Common Stock held by the Sponsor as of immediately following the closing of the Business Combination, (b) all Warrants held by the Sponsor Parent as of immediately following the closing of the Business Combination, (c) all shares of Common Stock issuable upon the exercise of any Warrants referred to in clause (b), (d) the Business Combination Shares held by the New Holders as of the date of this Agreement and (e) any equity securities of the Company or subsidiary of the Company that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a), (b), (c) or (d) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by any Holder; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) following the third anniversary of this Agreement, such securities may be sold without registration pursuant to Rule 144 under the Securities Act (but without the requirement to comply with any limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

1.         all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the shares of Common Stock or other Registrable Securities are then listed;

2.         fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

3.            printing, messenger, telephone and delivery expenses;

4.            reasonable fees and disbursements of counsel for the Company;

5.            reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

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6.           reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration in the applicable Registration or the Takedown Requesting Holder initiating an Underwritten Shelf Takedown.

“Registration Statement” shall mean any registration statement filed by the Company that covers the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Parent” shall have the meaning given in the Preamble.

“Subscription Agreements” shall mean the several subscription agreements entered into by the Company, each dated as of the date of the Merger Agreement, providing for the issuance to certain investors of Common Stock in connection with the consummation of the transactions contemplated by the Merger Agreement.

“Transfer” shall mean, with respect to any security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented, that is a fully marketed underwritten offering that requires Company management to participate in “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented that requires the issuance of a “comfort letter” by the Company’s auditors and the issuance of legal opinions by the Company’s legal counsel.

“Warrants” shall have the meaning given in the Preamble.

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Article 2
REGISTRATIONS

2.1            Resale Shelf Registration Rights.

2.1.1            Registration Statement Covering Resale of Registrable Securities. Subject to compliance by the Holders with subsection 3.3, the Company shall use its commercially reasonable efforts to prepare and file or cause to be prepared and filed with the Commission, within thirty (30) calendar days following the Closing Date (the “Filing Deadline”), a Registration Statement on Form S-3 or similar short form registration statement that may be available at such time or its successor form, or, if the Company is ineligible to use Form S-3, a Registration Statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time pursuant to any method or combination of methods legally available to, and requested by, the Holders of all of the Registrable Securities then held by such Holders that are not then covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in any event no later than the earlier of (i) ninety (90) days (or one hundred twenty (120) days if the Commission notifies the Company that it will “review” the Registration Statement) after the date of this Agreement and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such deadline the “Effectiveness Deadline”), provided, that if the Filing Deadline or Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline or Effectiveness Deadline, as the case may be, shall be extended to the next Business Day on which the Commission is open for business, and, once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event that the Company files a Form S-1 pursuant to this Section 2.1, the Company shall use commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

2.1.2            Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3            Amendments and Supplements. Subject to the provisions of subsection 2.1.1, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period.

2.1.4            Notice of Certain Events. The Company shall promptly notify the Holders in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or prospectus relating thereto). The Company shall promptly notify each Holder in writing of the filing of the Resale Shelf Registration Statement or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

2.1.5            Underwritten Takedown. If the Company shall receive a request from the Holders of Registrable Securities with an estimated market value of at least $35,000,000 that the Company effect a Underwritten Takedown of all or any portion of the requesting holder’s Registrable Securities, then the Company shall promptly give notice of such requested Underwritten Takedown at least three (3) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Underwritten Takedown to the other Holders and thereupon shall use commercially reasonable efforts to effect, as expeditiously as practicable, the offering in such Underwritten Takedown of:

(a)            subject to the restrictions set forth in Section 2.3, all Registrable Securities for which the requesting holder has requested such offering under this subsection 2.1.5, and

(b)          subject to the restrictions set forth in Section 2.3, all other Registrable Securities that any Holders have requested the Company to offer by request received by the Company within one (1) Business Day after such holders receive the Company’s notice of the Underwritten Takedown Notice, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

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(c)            Promptly after the expiration of the one-Business Day-period referred to in subsection 2.1.5(b), the Company will notify all selling holders of the identities of the other selling holders in the Underwritten Takedown and the number of shares of Registrable Securities requested to be included therein.

(d)            The Company shall only be required to effectuate one Underwritten Takedown pursuant to this Agreement within any six-month period and not more than five times in the aggregate.

2.1.6            Block Trade. If the Company shall receive a request from the Holders of Registrable Securities with an estimated market value of at least $15,000,000 that such holders wish to effect the sale of all or any portion of the Registrable Securities in a Block Trade, then the Company shall, as expeditiously as practicable, use commercially reasonable efforts to facilitate the offering of such Registrable Securities for which such requesting holder has requested in such Block Trade, and in any event, within 72 hours of receipt of such request. A Holder of Registrable Securities in the aggregate may demand no more than two Block Trades pursuant to this Section 2.1.6 in any 12-month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.1.6 shall not be counted as a demand for an Underwritten Takedown pursuant to Section 2.1.5.

2.1.7            Withdrawal. Holders of majority-in-interest of the Registrable Securities included in an Underwritten Takedown may elect to withdraw from such Underwritten Takedown by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the public announcement of such Underwritten Takedown, in which case, such withdrawn Underwritten Takedown will count as an Underwritten Takedown for the purposes of subsection 2.1.5(d) unless the withdrawing holders reimburse the Company for all Registration Expenses with respect to such Underwritten Takedown; provided, however, that if at the time of such withdrawal, the withdrawing holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing holders shall not be required to pay any of such expenses and shall retain their rights pursuant to subsection 2.1.5(d). Following the receipt of a notice of withdrawal, the Company shall promptly forward such notice to any other holders that had elected to participate in such Underwritten Takedown. The Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Takedown prior to its withdrawal under this subsection 2.1.7, other than if a holder elects to pay such Registration Expenses pursuant to this subsection 2.1.7.

2.1.8            Selection of Underwriters. In connection with an Underwritten Takedown, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the prior reasonable approval by the selling holder(s) (which approval shall not be unreasonably withheld, conditioned or delayed). The Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc. No holder participating in an Underwritten Takedown shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

2.1.9            Underwritten Takedowns effected pursuant to this Section 2.1 shall be counted as Demand Registrations effected pursuant to Section 2.2.

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2.2            Demand Registration.

2.2.1            Request for Registration. Subject to compliance with Section 3.4 hereof, if there is not an effective Resale Shelf Registration Statement available for the resale for the Registrable Securities pursuant to Section 2.1, at any time and from time to time on or after the date that is 180 days from the consummation of the Business Combination, the Holders who hold at least a majority in interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within five (5) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use its commercially reasonable efforts to effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated pursuant to this Agreement to take any action to effect: (1) any such Demand Registration for less than [●]1% of the Company’s then outstanding Common Stock, (2) more than one (1) Demand Registration during any six-month period, (3) more than three (3) Demand Registrations in total pursuant to this Section 2.2.1, or (4) any Demand Registration at any time there is an effective Resale Shelf Registration Statement on file with the Commission pursuant to Section 2.1.

2.2.2         Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) business days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3            Underwritten Demand Registration. If a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Demand Registration, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such underwriting by the Company (which shall consist of one or more reputable nationally recognized investment banks), subject to the prior reasonable approval by the Demanding Holder(s) (which approval shall not be unreasonably withheld, conditioned or delayed). The parties agree that, in order to be effected, any Underwritten Demand Registration must result in aggregate proceeds to the selling shareholders of at least $35,000,000.

2.2.4            Withdrawal. A majority-in-interest of the Demanding Holders may elect to withdraw from such Demand Registration by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration, in which case, such withdrawn Demand Registration will count as a Demand Registration for the purposes of subsection 2.2.1 unless the withdrawing Holders reimburse the Company for all Registration Expenses with respect to such Demand Registration; provided, however, that if at the time of such withdrawal, the withdrawing Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to subsection 2.1.5(b). Following the receipt of a notice of withdrawal, the Company shall promptly forward such notice to any other Holders that had elected to participate in such Demand Registration. The Company shall be responsible for the Registration Expenses incurred in connection with a Demand Registration prior to its withdrawal under this subsection 2.2.4, other than if a Holder elects to pay such Registration Expenses pursuant to this subsection 2.2.4.

[1]	Note to draft: To include Sponsor, so long as it holds more than 1,000,000 SPAC shares.

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2.3            Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration conducted pursuant to this Agreement advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in such Underwriters’ opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other securities of the Company that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the securities of the Company that the Company desires to sell for its own account; and (c) any securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons as to which “piggyback” registration has been requested by the holders thereof that can be sold without exceeding the Maximum Number of Securities.

2.4            Piggyback Registration.

2.4.1            Piggyback Rights. If, at any time, subject to compliance by the Holders with Section 3.3, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for equityholders of the Company for their account (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof (subject to Section 2.3)), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, or (e) for a corporate reorganization or transaction under Rule 145 of the Securities Act, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within three (3) business days after receipt of such written notice (a “Piggyback Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders proposing to distribute their securities through a Piggyback Registration shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

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2.4.2            Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in such Underwriters’ opinion, the dollar amount or number of securities of the Company that the Company desires to sell for its own account, taken together with securities of the Company, if any, as to which Registration has been demanded pursuant to written contractual arrangements with persons other than the Holders of Registrable Securities hereunder, and the Registrable Securities as to which Registration has been requested pursuant this Section 2.4, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration:

(a)            If the Registration is undertaken for the Company’s account: (i) first, the securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities as to which Registration has been requested pursuant to the terms of this Agreement which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual piggyback registration rights with such persons, other than pursuant to this Agreement, which can be sold without exceeding the Maximum Number of Securities; and

(b)            If the Registration is undertaken as a demand pursuant to contractual rights with the Company other than this Agreement: (i) first, the securities of the Company for the account of the persons entitled to such contractual rights making such demand that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to the terms of this Agreement that can be sold without exceeding the Maximum Number of Securities, Pro Rata; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the securities of the Company for the account of any other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.4.3         Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration, if such offering is pursuant to a Demand Registration, or prior to the public announcement of the offering, if such offering is pursuant to an Underwritten Takedown or similar transaction. The Company (whether on its own determination or as the result of a withdrawal by persons pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.4.3.

2.5            Lock-up. The Company agrees and shall cause each director and officer (that makes filings pursuant to Section 16 of the Exchange Act) of the Company, along with any affiliated trust holding securities controlled by or for the benefit of such directors and officers or any other entity holding equity interests of the Company over which any such director or officer exercises dispositive control with respect to such equity securities of the Company, to agree, that, in connection with each sale of Registrable Securities pursuant to Section 2.1 or Section 2.2 conducted as an Underwritten Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the Underwriter(s) of such offering restricting such applicable person’s or trust’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final prospectus relating to such offering and ending on the date specified by the Underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Holders, the Company and the Underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein.

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Article 3
COMPANY PROCEDURES

3.1            General Procedures. If at any time on or after the date the Company consummates a Business Combination the Company is required to effect the Registration of Registrable Securities, the Company shall use commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:

3.1.1            use commercially reasonable efforts to prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and use commercially reasonable efforts to keep it effective until all Registrable Securities covered by such Registration Statement have been sold; provided, however, that the Company shall have the right to defer any Demand Registration for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration under this Agreement to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer or Chairman of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time;

3.1.2           prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the prospectus, as may be requested by any holder that holds at least 5% of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the prospectus or such securities have been withdrawn (the “Effectiveness Period”);

3.1.3          prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4        prior to any public offering of Registrable Securities, use commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5            use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

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3.1.6            provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7            advise each seller of such Registrable Securities, promptly after it shall receive written notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8          at least five (5) days prior to the filing of any Registration Statement or prospectus or any amendment or supplement to such Registration Statement or prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9         comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

3.1.10          permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11         obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12         on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13         in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14        with respect to an Underwritten Offering, if the Registration involves the Registration of Registrable Securities with an aggregate offering price (before deduction of underwriting discounts) in excess of $50,000,000, use commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.15         otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement.

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3.2            Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3             Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with any requested information in connection with an Underwritten Offering, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4          Information. The Holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

Article 4
INDEMNIFICATION AND CONTRIBUTION

4.1            Indemnification.

4.1.1            The Company agrees to indemnify, to the extent permitted by law, each Holder and each of their respective affiliates and each of their respective officers, employees, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, damages, liabilities and reasonable expenses (including reasonable outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.1.2            In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

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4.1.3            Any person or entity entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5            If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article 5
UNDERWRITING AND DISTRIBUTION

5.1            Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

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Article 6
MISCELLANEOUS

6.1            Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the parties as follows:

If to the Company:

NuScale Power Corp.

6650 SW Redwood Lane

Suite 210

Portland, OR 97224

Attention:	General Counsel

Email:	generalcounsel@nuscalepower.com

With copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

Attention:	David C. Lee

John M. Williams III

Evan M. D’Amico

E-mail:	DLee@GibsonDunn.com

JWilliams@GibsonDunn.com

EDAmico@GibsonDunn.com

Stoel Rives LLP

760 SW Ninth Avenue

Suite 3000

Portland, OR 97205

Attention:	Jason M. Brauser

James M. Kearney

E-mail:	Jason.brauser@stoel.com

Jim.kearney@stoel.com

If to the Sponsor or Sponsor Parent:

2100 McKinney Ave, Suite 1675
Dallas, TX 75201
Attention: Christopher Sorrells
Email: chris.sorrells@sv-ac.com

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with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:     Matthew R. Pacey
Email:             matt.pacey@kirkland.com

If to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2            Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and any of the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated, in whole or in part, by such Holder in conjunction with and to the extent of any Transfer of any Registrable Security by any such Holder to a Permitted Transferee(s). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the Holders and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2. The rights of a Holder under this Agreement may be Transferred, in whole or in part, by such Holder to a transferee who acquires or holds any Registrable Security; provided, however, that such transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (a “Joinder”), and the transferor shall have delivered to the Company no later than five (5) business days following the date of the Transfer, written notification of such Transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so Transferred. The execution of a Joinder shall constitute a permitted amendment of this Agreement.

6.3            Amendments and Modifications. Upon the written consent of the Company and the holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in his, her or its capacity as a holder of the securities of the Company, in a manner that is materially different from other Holders (in such capacity) shall require the consent of such Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company.

6.4            Other Registration Rights and Arrangements. Other than with respect to the Subscription Agreements, the Company represents and warrants that no person, other than a holder of the Registrable Securities has any right to require the Company to register any of the Company’s share capital or capital stock for sale or to include the Company’s share capital or capital stock in any registration filed by the Company for the sale of shares for its own account or for the account of any other person. The parties hereby terminate the Original RRA, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. The Company shall not hereafter enter into any agreement with respect to its securities that would provide to such holder registration rights on a basis more favorable than the registration rights granted to the Holders in this Agreements or violate the rights granted to the Holders in this Agreement, and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.5            Term. This Agreement shall terminate upon the earlier of (a) the tenth (10th) anniversary of the date of this Agreement or (b) the date as of which there shall be no Registrable Securities outstanding; provided further that with respect to any Holder, such Holder will have no rights under this Agreement and all obligations of the Company to such Holder under this Agreement shall terminate upon the date that such Holder no longer holds Registrable Securities.

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6.6            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.7            Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Signatures to this Agreement transmitted via facsimile or e-mail shall be valid and effective to bind the party so signing (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)).

6.8            Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, without limitation, the Original RRA.

6.9            Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER OR IN CONNECTION HEREWITH OR IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL ACTIONS ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION HEREWITH OR THEREWITH (WHETHER AT LAW OR IN EQUITY, WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CHOICE OR CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

6.10            Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or if (but only if) such court does not have subject matter jurisdiction, the state or federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding described in Section 6.9; (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agrees not to commence or maintain any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (i) consents to service of process in any action described in this Section 6.10 in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 6.1 shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 6.10, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

6.11            WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR OR SPONSOR PARENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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6.12            Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.13            Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.14            Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

NUSCALE POWER CORP.

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDERS:

SPRING VALLEY ACQUISITION SPONSOR, LLC

By:
Name:	David Levinson
Title:	Corporate Secretary

SPRING VALLEY ACQUISITION SPONSOR SUB, LLC

By:
Name:	David Levinson
Title:	Corporate Secretary

[Signature Page to Amended and Restated Registration Rights Agreement]

NEW HOLDERS:

[●]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT A

Joinder

This Joinder (“Joinder”) is executed on                    , 20    , by the undersigned (the “New Holder”) pursuant to the terms of that certain Amended and Restated Registration Rights Agreement, dated as of [●], 2022 (the “Agreement”), by and among NuScale Power Corp., a Delaware corporation (formerly known as Spring Valley Acquisition Corp., a Cayman Islands exempted company) (the “Company”), and the Holders identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder, the New Holder hereby agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain equity securities of the Company (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered a holder of Registrable Securities (a “Holder”) for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED:
Print Name:	COMPANY
By:	By: .
Address:

EXHIBIT D

Form of Lock-Up Agreement

[See Attached]

LOCK-UP AGREEMENT

[On or before Closing Date]

Spring Valley Acquisition Corp.

2100 McKinney Ave., Suite 1675

Dallas, TX 75201

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 13, 2021, entered into by and among Spring Valley Acquisition Corporation, a Cayman Islands exempted corporation (together with its successor after the Redomicile, the “Acquiror”), Spring Valley Merger Sub, LLC, an Oregon limited liability company (“Merger Sub”), and NuScale Power, LLC, an Oregon limited liability company (the “Company”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror. Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Merger Agreement.

In order to induce Acquiror to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with Acquiror as follows:

1.       Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of Acquiror, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Acquiror Common Stock (“Common Stock”) held by it immediately after the effective time of the Merger, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by the Securityholder immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Common Stock held by the Securityholder immediately after the effective time of the Merger (the “Lock-up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”) until 180 days after the closing date of the Merger (the “Lock-Up Period”), subject to the early release provisions set forth in Section 2 below.

2.       The restrictions set forth in paragraph 1 shall not apply to:

i.            in the case of an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;

ii.            in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

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iii.            in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

iv.            in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

v.            in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

vi.            in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

vii.            in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

viii.            Transfers of any shares of Common Stock or other securities acquired as part of the private placement with such Subscribers (as defined in the Merger Agreement) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the private placement with such Subscribers;

ix.            transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Merger, provided, that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

x.            the exercise of stock options or warrants to purchase shares of Common Stock or the settlement of stock or unit appreciation rights that are based on, and settled with, Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to Acquiror in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting, settlement or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

xi.            Transfers to Acquiror pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by Acquiror or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to Acquiror;

xii.            the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

xiii.            transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Acquiror’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property;

xiv.            Transfers of Common Stock made (A) after the effective time of the Merger, (B) by the then-controlling stockholder of Acquiror, (C) in a block trade or trades which collectively Transfers more than 5% of the then-outstanding economic interests of the Acquiror (including economic units in the Company), and (D) to a purchaser or group of purchasers who each agree to be bound by a lock up which is substantially similar to the terms of this Letter Agreement for the then-remaining duration of the Lock-Up Period; provided, however, that such Transfers do not impair the ability of the Company to consummate the Merger or result in a change of control of the Company; and

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xv.            transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister, in each case, of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3.        For the avoidance of any doubt, (i) the Securityholder shall retain all of its rights as a stockholder of the Acquiror during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Shares, and (ii) the restrictions contained in Section 1 shall not apply to any Acquiror Common Stock or other securities of Acquiror acquired by the Securityholder in any public or private capital raising transactions of Acquiror or otherwise to any Acquiror Common Stock (or other securities of Acquiror) other than the Lock-Up Shares.

4.       If any Transfer is made or attempted contrary to the provisions of this Letter Agreement, such purported Transfer shall be null and void ab initio, and Acquiror and any duly appointed transfer agent shall refuse to make any such Transfer or recognize any such purported transferee of the Lock-Up Shares as an equity holder of Acquiror for any purpose.

5.       During the Lock-up Period, stop transfer orders shall be placed against the Lock-Up Shares and each certificate or book entry position statement evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP LETTER AGREEMENT, DATED AS OF [●], 2022, DELIVERED BY THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

6.       This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder and (ii) Acquiror.

7.       No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

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8.       This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9.       This Letter Agreement shall terminate on the expiration of the Lock-up Period.

[Signature Pages Follow]

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Very truly yours,

If stockholder is an individual:

Signature:
Print Name:

If stockholder is an entity:

Name of Stockholder:

Signature:
Name:
Title:

[Signature Page to Lock-Up Agreement]